Exhibit 2.1

Execution Copy

Purchase and Assumption Agreement

by and between

Vision Bank and Park National Corporation

(“SELLER” herein)

and

Centennial Bank and Home BancShares, Inc.

(“BUYER” herein)

Dated as of the 16th day of November, 2011

i

	8.6	Solicitation of Customers by BUYER Prior to Closing	50
	8.7	Solicitation of Customers by SELLER After the Closing	50
	8.8	Further Assurances	51
	8.9	Operation of the Offices	51
	8.10	Information After Closing	52
	8.11	Individual Retirement Accounts	52
	8.12	Covenant Not to Compete	53
	8.13	Non-solicitation of Employees	53
9.	TERMINATION		54
	9.1	Termination by Mutual Agreement	54
	9.2	Termination by SELLER	54
	9.3	Termination by BUYER	56
	9.4	Effect of Termination	57
10.	MISCELLANEOUS PROVISIONS		57
	10.1	Expenses	57
	10.2	Certificates	57
	10.3	Termination of Representations and Warranties	57
	10.4	Waivers	58
	10.5	Notices	58
	10.6	Parties in Interest; Assignment; Amendment	59
	10.7	Headings	59
	10.8	Terminology	60
	10.9	Flexible Structure	61
	10.10	Press Releases	62
	10.11	Entire Agreement	62
	10.12	Governing Law	62
	10.13	Counterparts	62
	10.14	Tax Matters	62
	10.15	Good Faith Deposit	63
	10.16	Interim Transactions	63
	10.17	Partial Invalidity	64
	10.18	Time of Essence	64
	10.19	No Third Party Beneficiary	64
	10.20	Attorneys’ Fees	64

ii

SCHEDULES:

Disclosure Schedule 3.1(k) – Third Party Claims

Disclosure Schedule 3.1(p) – Presence of Hazardous Substances

Schedule A –	Description of Owned Real Estate

Schedule B –	Description of Leased Real Estate and Third Party Lease

Schedule C –	Furniture, Fixtures and Equipment

Schedule D –	Assumed Contracts and Other Assets

Schedule E –	List of Leases, Safekeeping Items and Agreements

Schedule F –	Form of Assignment and Assumption of Lease and Estoppel Certificate

Schedule G –	Purchased Loans

Schedule H –	Deposit Accounts

Schedule I –	Form of Certification of BUYER

Schedule J –	Form of Opinion of Counsel for BUYER

Schedule K –	Form of Certification of SELLER

Schedule L –	Form of Opinion of Counsel for SELLER

Schedule M –	Form of Assignment of Purchased Loans, Notes, Agreements and Pledge

Schedule N –	Form of Instrument of Assumption

Schedule O –	Form of Assignment, Transfer and Appointment of Successor Custodian for IRAs

Schedule P –	Form of Preliminary Closing Statement

Schedule Q –	Form of Final Closing Statement

Schedule R –	Listing of Employees of Offices

Schedule S –	Put Provisions for Purchased Loans

iii

PURCHASE AND ASSUMPTION AGREEMENT

This Purchase and Assumption Agreement (this “Agreement” herein), made and entered into this 16th day of November, 2011, by and between Centennial Bank, an Arkansas state-chartered bank with its principal office at 620 Chestnut Street, Conway, Arkansas 72032, and together with its parent company Home BancShares, Inc. (collectively the “BUYER” herein) and Vision Bank, a Florida state-chartered bank with its principal office located at 2200 Stanford Road, Panama City, Florida 32405 (“VISION”), and Park National Corporation, an Ohio corporation and the parent company of VISION (“PARK”) (collectively the “SELLER” herein).

WHEREAS, BUYER desires to purchase and assume from SELLER, and SELLER desires to sell and assign to BUYER, substantially all of the operating assets and liabilities associated with VISION as hereinafter described;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BUYER and SELLER hereby agree as follows:

1. PURCHASE AND ASSUMPTION.

1.1 Purchase and Sale of Assets. At the Closing, as defined in Section 6.1 hereof (the “Closing”), BUYER shall purchase and acquire, and SELLER shall sell and assign, the real estate and other assets described in Section 1.2 hereof (collectively, the “Assets”) all of which are used in and/or relate to business conducted by SELLER at its offices known as and located at the sites described in Schedules A and B attached hereto and incorporated herein by reference, pursuant to the terms and conditions set forth herein and subject to exceptions, if any, set forth herein. The foregoing offices are hereinafter sometimes collectively referred to as the “Offices” and each, individually, sometimes as an “Office.” The transactions contemplated by this Agreement and the purchase of assets and assumption of liabilities provided for herein is sometimes referred to herein as the “Acquisition.” Except as otherwise expressly provided herein, the sale of the Assets is without warranty or guarantee, express or implied, on an “as-is, where-is” basis, and without recourse. Except as otherwise expressly provided herein, the Assets are sold without any representation or warranty whatsoever by SELLER.

1.2 Transfer of Assets. Subject to the terms and conditions of this Agreement, SELLER shall assign, transfer, convey and deliver to BUYER, on and as of the Closing on the Closing Date, as defined in Section 6.1 hereof, the Assets, which shall include the following:

(a) Owned Real Estate. The real estate described in attached Schedule A on which the Offices of VISION are situated, together with all improvements thereon; and all easements rights, privileges and appurtenances associated therewith (the “Owned Real Estate”). Schedule A shall specifically identify the Owned Real Estate by street address, legal description and/or tax parcel number; and shall not be deemed to include any adjacent properties unless clearly set forth in Schedule A at the time of execution of this Agreement);

(b) Leased Real Estate. A good and valid leasehold estate in the real estate described in attached Schedule B and created by certain lease agreement(s) (individually the “Third Party Lease” and collectively the “Third Party Leases”) relating to the referenced Offices (the “Leased Real Estate”), specifically identified by street address, legal description and/or tax parcel numbers in Schedule B attached hereto and incorporated herein by reference;

(c) Furniture, Fixtures and Equipment. The furniture, fixtures and equipment located at the Offices as of the Closing Date (the “Fixed Assets”) and listed in Schedule C attached hereto and incorporated herein by reference. A final listing of specific items included in the Fixed Assets will be provided to BUYER prior to the Closing. For purposes of this Agreement, the Owned Real Estate and the Fixed Assets shall be valued at an amount which is the greater of the appraised value or $10,000,000.

(d) Safe Deposit Business. All right, title and interest of SELLER in and to the safe deposit business (subject to the allocation of safe deposit rental payments as provided in Section 1.3(c)(ii) hereof) conducted at the Offices as of the close of business on the Closing Date;

(e) Cash on Hand. All cash on hand at the Offices as of the close of business on the Closing Date including vault cash, petty cash, ATM cash and tellers’ cash;

(f) Prepaid Expenses. All prepaid expenses recorded or otherwise reflected on the books of SELLER as of October 31, 2011 or incurred in the ordinary course of business thereafter, as being attributable to the Offices as of the close of business on the day immediately preceding the Closing Date, but only to the extent attributable to the Assets sold, assigned or transferred to BUYER by SELLER pursuant to this Agreement and only to the extent arising by reason of BUYER’s use or ownership of such Assets after the close of business on the Closing Date. Any and all material prepaid expenses incurred by SELLER with respect to the Offices subsequent to October 31, 2011, shall be subject to the prior written consent of BUYER;

(g) Purchased Loans. All right, title and interest in and to all those loans and/or letters of credit which, as of the close of business on the Closing Date, are (i) secured in whole or in part by Deposit Accounts (as hereinafter defined) attributable to an Office (the “Deposit Account Loans”), (ii) certain current commercial or other loans or letters of credit attributable to an Office (if any, the “Other Loans”) or (iii) automatically created as the result of an overdraft of a Deposit Account pursuant to an overdraft protection program offered by SELLER in which overdrafts are less than 10 days overdrawn (except for those overdraft protection loans which are charged to credit card accounts not transferred to the BUYER hereunder, the “Overdraft Loans”) but excluding loans which are on a non-accrual basis. The Deposit Account Loans, Other Loans, and Overdraft Loans sold and assigned to BUYER hereunder are tentatively listed in Schedule G attached hereto and incorporated herein by reference and will be identified in a revised Schedule G (“Revised Schedule G”) as of the Closing Date (hereinafter referred to individually and collectively as the “Purchased Loans”) and only the loans listed on Schedule G shall be acquired by BUYER. Loans made by SELLER between August 31, 2011 and the date hereof which are in the amount of $100,000 or more shall be reviewed by BUYER prior to Closing and BUYER shall have the right not to include those loans in the Revised Schedule G which, in the reasonable judgment of BUYER, would not meet BUYER’s credit quality standards. From and after the date hereof, SELLER will permit one or more representatives of BUYER to attend meetings at which unsecured loans of $25,000 or more and secured loans of $100,000 or more are approved. The Revised Schedule G shall also include unsecured loans under $25,000, secured loans under $100,000, unsecured loans of $25,000 or more approved by a representative of BUYER and secured loans of $100,000 or more approved by a representative of BUYER made by SELLER between the date hereof and the Closing.

The Purchased Loans being acquired by BUYER will be sold and assigned by BUYER at a discount of $13.1 million. Transfer of the Purchased Loans will be subject to the terms and conditions set forth in Schedule S attached hereto and incorporated herein by reference. Except as otherwise expressly provided herein, the transfer of the Purchased Loans will be made without recourse, without any representation, warranty, or guarantee of any kind, express or implied, and without any reserve for loan losses;

(h) Records of the Offices. All records and documents related to the Assets transferred or liabilities assumed by BUYER as may exist (in whatever form or medium then maintained by SELLER) including, but not limited to, those relating to (i) the Deposit Accounts and (ii) the promissory notes and documents and instruments evidencing the Liens (as defined in Schedule S annexed hereto and made a part hereof) relating to the Purchased Loans; and

(i) Contracts or Agreements and other Assets. All of SELLER’s right, title and interest in and to those contracts (the “Assumed Contracts”) and other assets (i.e., prepaid FDIC insurance) related to the Offices, as listed on Schedule D annexed hereto and made a part hereof.

(j) Excluded Assets. Any assets of SELLER that are not included on a schedule to this Agreement are hereby excluded and shall remain the sole property of SELLER.

1.3 Acceptance and Assumption. Subject to the terms and conditions of this Agreement, on and as of the Closing on the Closing Date, BUYER shall:

(a) Assets. Receive and accept all of the Assets assigned, transferred, conveyed and delivered to BUYER by SELLER pursuant to this Agreement.

(b) Deposit Liabilities. Assume and thereafter discharge, pay in full and timely perform all of VISION’s obligations and duties relating to the “Deposit Liabilities” (as hereinafter defined). The term “Deposit Liabilities” is defined herein as all of VISION’s obligations, duties and liabilities of every type and character relating to all of VISION’s deposit accounts, other than deposit accounts securing any loan of SELLER which is not an Purchased Loan, for which BUYER assumes no liability, which, as reflected on the books of SELLER as of the close of business on the Closing Date, are attributable to the Offices. The deposit accounts referred to in the immediately preceding sentence (hereinafter the “Deposit Accounts”) include, without limitation, passbook, statement savings, checking, Money Market, and NOW accounts, Individual Retirement Accounts for which SELLER has not received, on or before the Closing

Date, the written advice from the account holder of such account holder’s objection or failure to accept BUYER as successor custodian (“IRA’s”) and certificates of deposit and are listed on Schedule H hereto. The “obligations, duties and liabilities” referred to in the immediately preceding sentence include, without limitation, the obligation to pay and otherwise process all Deposit Accounts in accordance with applicable law and their respective contractual terms and the duty to supply all applicable reporting forms for periods following the Closing Date including, without limitation, IRS Form 1099 reports relating to the Deposit Accounts to be filed and provided after the Closing Date relating to interest accrued after the Closing Date. With regard to each IRA included within the Deposit Accounts, BUYER shall also assume the appropriate plan pertaining thereto and the trustee or custodial arrangement in connection therewith.

(c) Liabilities Under Leases/Safe Deposit Business. Assume and thereafter fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of VISION arising after the Closing Date with respect to:

(i)	all leases listed on Schedules B and E to this Agreement (including safe deposit leases if any) and sold, assigned or transferred to BUYER by SELLER pursuant to this Agreement;

(ii)	the safe deposit business of the Offices including, but not limited to, the maintenance of all necessary facilities for the use of safe deposit boxes by the renters thereof during the periods for which such persons have paid rent therefore in advance to VISION, subject to the agreed allocation of such rents, which allocation shall be satisfied in full by SELLER paying to BUYER, in the manner specified in Section 6.4 hereof, the amount of rental payment received by VISION for each such safe deposit box attributable to and prorated to reflect the period from and after the Closing Date, subject to the provisions of the applicable leases or other agreements relating to such boxes; and

(iii)	all safekeeping items and agreements listed on Schedule E to this Agreement and delivered to BUYER by SELLER pursuant to this

Agreement, including, but not limited to, all applicable safekeeping agreements, memoranda, or receipts so delivered to BUYER by SELLER hereunder.

(d) Other Liabilities. Fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of VISION arising under the Assumed Contracts, the Third Party Leases for the Leased Real Estate, obligations pertaining to the Purchased Loans, and all additional liabilities, obligations and deferred expenses of VISION which are reflected on the books of SELLER as being attributable to an Office as of the close of business on the Closing Date but only to the extent attributable to the Assets sold, assigned or transferred to BUYER by SELLER pursuant to this Agreement. With respect to those Assumed Contracts specifically indentified on Schedule D hereto with an “*”, BUYER shall be responsible for all obligations and liabilities under such Assumed Contracts except for any applicable termination fee. With respect to those Assumed Contracts specifically indentified on Schedule D hereto with a “**”, such Assumed Contracts are contracts to which PARK is a party and with respect to which BUYER will only assume the obligation to reimburse PARK for the costs incurred by PARK under such Assumed Contract which would have properly been allocated to VISION had the Acquisition not taken place. SELLER and BUYER will cooperate in good faith so that any termination fees resulting from the termination of any Assumed Contracts are as low as possible. In addition, BUYER and SELLER will cooperate in good faith to terminate that portion of the “**” Assumed Contracts that applies to the Offices no later than the date of BUYER’s conversion of such items. No additional material liabilities and obligations of SELLER incurred subsequent to the date of this Agreement shall be assumed by BUYER unless the prior written consent of BUYER has been obtained prior to the incursion of the material liability or obligation by SELLER. BUYER agrees that it will be solely responsible for any and all conversion costs resulting from the conversion of the Offices to a new system.

1.4 Purchase Price and Payment of Funds. Subject to the terms and conditions hereof, at the Closing:

(a) Purchase Price. The Purchase Price (the “Purchase Price”) shall be $27,912,850. The Purchase Price shall be paid in accordance with this Agreement and the Final Closing Statement set forth on Schedule Q hereto.

(b) Reimbursement and Proration of Certain Expenses. All other expenses with respect to the Assets (i) due and payable by the BUYER at times after the Closing Date for periods (or portions thereof) prior to the close of business on the Closing Date or (ii) paid by the SELLER prior to the close of business on the Closing Date for periods (or portions thereof) following the Closing Date, including the prepaid expenses described in Section 1.2(f) hereof and deferred expenses described in Section 1.3(d) hereof, including without limitation, all real property taxes, personal property taxes and similar ad valorem obligations levied on SELLER with respect to the Assets (“Prorated Taxes”) (whether such taxes are payable to a taxing authority, a landlord or other third party, utility payments, payments due on leases assigned, payments due on assigned service and maintenance contracts and similar expenses relating to the Offices shall be prorated between SELLER and BUYER as of the close of business on the day immediately preceding the Closing Date (so that, for periods including but not ending on the Closing Date, such proration will be based upon the number of calendar days in the portion of such period ending on the day immediately preceding the Closing Date, and the number of calendar days in the portion of such period beginning on the Closing Date) , provided, however, that all real estate taxes and assessments, to the extent payable by SELLER and/or BUYER, shall be prorated at the Closing on the basis of the most recently certified real estate taxes and assessments, and all utility payments and lease payments shall be prorated on the basis of the best information available at Closing. Any security deposits relating to the Leased Real Estate shall be credited to the SELLER at Closing. With respect to premiums paid to the FDIC for deposit insurance for the Deposit Liabilities, it shall be assumed that all the Deposit Liabilities are insured under the Bank Insurance Fund; the proration of FDIC insurance premiums will be based on the amount of the Deposit Liabilities as of the close of business on the Closing Date and the number of days during any period for which SELLER has prepaid premiums to the FDIC but during which BUYER has held or will hold the Deposit Liabilities. For prorations, if any, which cannot be reasonably calculated as of the Closing, a post-closing adjustment shall be made in the manner specified in Section 6.4 hereof.

(c) Expenses Relating to Real Property and other Assets. The costs, fees and expenses of all title commitments, title guaranties, title examinations and title policies (except as otherwise herein expressly provided) relating to the procurement of the Title Commitments related to the Owned Real Estate and the Leased Real Estate referred to in Sections 2.1(b) and

5.2(g) herein, shall be allocated to, and shall be borne, solely and exclusively by SELLER. The costs, fees and expenses relating to any title policy endorsements for extended coverage for all title insurance policies (net of the costs of all title commitments, guaranties,, examinations and the base title policies), recording costs and other similar costs, fees and expenses, if any, relating to the sale and transfer of the Owned Real Estate or the transfer of SELLER’s interest in the Leased Real Estate including, but not limited to, any conveyance fees, recording costs and other similar fees and expenses relating to the sale and transfer of any other Assets, shall be allocated to, and shall be borne, solely and exclusively, by BUYER. To the extent BUYER requests SELLER or its attorneys to seek certain title endorsements or removal of exceptions noted on the title commitments, except for exceptions that are Permitted Exceptions, BUYER shall reimburse SELLER at Closing for its reasonable attorney fees incurred to obtain such endorsements or exception related thereto. In no event shall SELLER be required to undertake any negotiations with the title insurance companies for any matters that relate to the scope of title insurance coverage or the Permitted Exceptions. SELLER shall reimburse BUYER at the Closing for all the costs, fees and expenses allocated to SELLER pursuant to this Section 1.4(c) but paid by BUYER, and BUYER shall reimburse SELLER at the Closing for all of the costs, fees and expenses allocated to BUYER pursuant to this Section 1.4(c) but paid by SELLER in the manner specified in Section 6.4 herein. If this transaction does not close because of a breach of this Agreement, the breaching party shall be responsible for and shall, as appropriate, reimburse the other party for its expenses as set forth herein. If this transaction does not close for any other reason, each party shall reimburse the other party upon termination of this Agreement for such party’s share of expenses so that each party shall pay the same share of expenses as it would have paid at Closing. Notwithstanding anything in this Agreement to the contrary, all real estate transfer taxes, conveyances fees, sales, use and any other taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, and which taxes relates to the value of transferred Assets, shall be borne 50% by BUYER and 50% by SELLER. BUYER shall timely file or cause to be filed all necessary documents (including all tax returns) with respect to such taxes.

(d) Reimbursement for Training and Transition Costs. BUYER shall reimburse SELLER for its costs incurred prior to the Closing in connection with the training of those employees of SELLER that will be employed by BUYER and also for the costs incurred by

SELLER in connection with those employees of SELLER that are assigned to assist in the transition work after the Closing including the salary and other appropriate costs of the applicable SELLER employees assisting with the transition; provided, however, that the amount of such reimbursement shall not exceed $30,000 per month. SELLER will provide BUYER with monthly invoices detailing such costs and BUYER will reimburse SELLER for such amounts within fifteen (15) calendar days of its receipt of SELLER’s invoices.

2. CONDUCT OF THE PARTIES PRIOR TO CLOSING.

2.1 Covenants of SELLER. SELLER hereby covenants to BUYER that, from the date hereof until the Closing, without the written consent of BUYER, it will do or cause the following to occur:

(a) Operation of the Offices. SELLER shall continue to operate the Assets in a manner substantially equivalent to that manner and system of operation employed immediately prior to the date of this Agreement and will use all reasonable efforts to preserve intact VISION’s business operations and relationships with all customers and employees. Notwithstanding the foregoing and except as may be required to obtain the required authorizations referred to in Section 2.3 of this Agreement, between the date of this Agreement and the Closing Date, and except as may be otherwise required by a regulatory authority, SELLER shall not, without the prior consent of BUYER, which consent shall not be unreasonably withheld:

(i)	cause any Office to engage or participate in any material transaction or incur or sustain any obligation which, in the aggregate, is material to its business, condition or operations except in the ordinary course of business;

(ii)

transfer to SELLER’s other operations any material amount of Assets, except for (a) supplies, if any, which have unique function in the business of SELLER and its affiliates and ordinarily would not be useful to BUYER, (b) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices and (c)

signs, or those parts thereof, bearing the SELLER or affiliate name and/or logo or that of a SELLER contractor;

(iii)	transfer to SELLER’s other operations any deposits other than deposits securing loans made by SELLER which are not Purchased Loans and deposits owned in whole or in part by employees of SELLER or its affiliates who are not Transferred Employees as defined in Section 4.1 of this Agreement, except in the ordinary course of business at the unsolicited request of depositors or cause any of SELLER’s other operations to transfer to VISION any deposits, except in the ordinary course of business at the unsolicited request of depositors; provided, however, that SELLER shall be permitted to make such transfers of any deposits to or from VISION as are in the normal course of business and do not violate the foregoing restrictions;

(iv)	invest in any Fixed Assets on behalf of VISION, except for commitments made on or before the date of this Agreement which are disclosed to BUYER on Schedule C of this Agreement and for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of VISION’s business;

(v)	enter into or amend any continuing contract (other than Deposit Liabilities, Purchased Loans, and Safe Deposit agreements) including Purchased Loans, relating to VISION, which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium or other compensation for termination, or which is not made in the ordinary course of Office business;

(vi)

hire (other than to replace a departing employee and/or to bring the number of employees at VISION to normal staffing levels), transfer, reassign or terminate any employee of VISION, increase the compensation of any employee of VISION, or promote any of the employees of VISION except pursuant to and consistent with customary SELLER procedures and policies;

(vii)	make any material change to its customary policies for setting rates on deposits offered by VISION;

(viii)	not waive or modify any Purchased Loans; or

(ix)	maintain the Owned Real Estate, the Leased Real Estate and the Fixed Assets in substantially the same repair, working order and condition as they are on the date hereof (reasonable wear and tear excepted).

(b) Title Commitments for Real Estate. SELLER shall deliver to BUYER, at SELLER’ s expense, with respect to the Owned Real Estate and Leased Real Estate, no later than thirty (30) days after the date of this Agreement, a commitment or commitments (the “Title Commitments”) having an effective date as near as feasible to the date of delivery of such Title Commitments, from a title insurance company designated by SELLER and reasonably satisfactory to BUYER, to issue to BUYER as soon as practicable after the Closing Date, as applicable, policies having an effective date as of the Closing Date, covering the Owned Real Estate and the Leased Real Estate, in an amount equal to the most recently available certified tax assessed value for the Owned Real Estate and the amount of the leasehold interest, based on the remaining rental payments due under the balance of the remaining term of the lease, to be transferred to BUYER pursuant to the Third Party Leases, subject to the Permitted Exceptions. If title to all or part of the Owned Real Estate or Leased Real Estate is unmarketable or is subject to any defect, lien, encumbrance, easement, condition, restriction or encroachment which individually or in the aggregate, materially detract from the value of, or materially interferes with the present use of, the respective parcel of Owned Real Estate or Leased Real Estate, then BUYER shall provide written notice thereof to SELLER. SELLER shall have thirty days after written notice thereof from BUYER, to elect to remedy or remove any such defect, lien, encumbrance, easement, condition, restriction or encroachment, but if SELLER does not, BUYER may elect to attempt to cure or remove such defect or encumbrance or other matter, for a period of thirty days thereafter. If such defect or encumbrance or other matter is not cured, then, in addition to any other rights which BUYER may have hereunder, BUYER shall have the right with respect to the relevant Office (i) to declare this Agreement terminated by written notice to SELLER, (ii) to negotiate, at BUYER’S cost, with the title company for certain endorsements to the standard insurance coverage to address any such defects or encumbrances, or (iii) to waive any objection to such defect or encumbrance or other matter in which event such defect, encumbrance, or other matter shall be deemed to be a Permitted Exception. The Owned Real Estate is being sold by SELLER to BUYER hereunder free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions, and the conveyance by limited warranty deed to be delivered by SELLER pursuant hereto shall be subject only to the Permitted Exceptions. SELLER also shall execute and deliver to BUYER at the time of Closing such affidavits and other instruments, if any, as the title insurance company issuing the Title Commitments may require to delete, the standard exceptions appearing as “Schedule B” items in a standard ALTA owners or leasehold owners title insurance policy, other than those which may only be deleted by a survey, provided that matters set forth in such affidavits or other instruments are required specifically to permit deletion of standard exceptions, and do not create any indemnification in favor of the title company or any other third party. SELLER also shall execute and deliver a so-called FIRPTA affidavit at Closing. BUYER shall obtain duly certified surveys for the Owned Real Estate and the Leased Real Estate with a metes and bounds legal description, depicting all easements, rights-of-way, set-back lines, and any encumbrances appearing on the title commitment, and SELLER hereby grants to BUYER and its surveyors, agents and contractors right of access to the Owned Real Estate and Leased Real Estate, with the prior consent of the landlord obtained by BUYER, for the purpose of performing the surveys. The cost of such surveys shall be shared equally by SELLER and BUYER at Closing. The legal descriptions contained in the surveys shall be used in the Limited Warranty Deeds to convey the Owned Real Estate and for title insurance for both the Owned Real Estate and the Leased Real Estate. BUYER shall obtain surveys as soon as practicable after the effective date of this Agreement and copies of the same shall be furnished to SELLER and the title companies.

(c) Required Authorizations. SELLER shall obtain and procure all necessary internal corporate approvals and authorizations, if any, required by SELLER including any authorizations or approvals required of or by PARK as the sole shareholder of VISION to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

(d) Creation of Liens and Encumbrances. With respect to the Owned Real Estate, SELLER shall not create or allow any liens, imperfections in title, charges, easements, restrictions or encumbrances other than the Permitted Exceptions.

(e) Condemnation. If prior to Closing all or any portion of the Owned Real Estate or Leased Real Estate is taken or is made subject to eminent domain or other governmental acquisition proceedings, then SELLER shall promptly notify BUYER thereof, and BUYER may either complete the Closing and receive the proceeds, if any, paid or payable to SELLER on account of such acquisition proceedings, or terminate this Agreement as to such Office and related assets and liabilities. If BUYER terminates this Agreement, both parties shall thereupon be relieved from all further obligations hereunder as to such Office and related assets and liabilities.

(f) Insurance Proceeds and Casualty Payments. SELLER shall maintain its existing insurance on all the Assets consisting of Owned Real Estate, Leased Real Estate and Fixed Assets. In the event of any damage or destruction affecting such Assets between the date hereof and the time of the Closing, SELLER shall deliver to BUYER the applicable portion of any insurance proceeds and other payments, with respect to Owned Real Estate and the replacement cost with respect to the Fixed Assets, as the case may be, received (or which would be received assuming SELLER’s insurance policy had no deductible) by SELLER as a result thereof unless SELLER has repaired or replaced the damaged or destroyed property.

(g) IRA Accounts. Not later than thirty days prior to the expected Closing Date, SELLER shall, at SELLER’s expense, mail notice of SELLER’s resignation as Custodian and the appointment of BUYER as the Successor Custodian, effective upon Closing, of each Individual Retirement Account maintained at the Offices. The notice shall include such other information that is mutually agreed upon by SELLER and BUYER.

(h) Assignment of Leases. SELLER shall use its reasonable good faith efforts to obtain any written consent of any such landlord as shall be necessary for the effective assignment of the Third Party Lease and assumption thereof by BUYER as of the Closing Date. The assignment and assumption by BUYER of the Third Party Lease shall be substantially the form of Schedule F attached hereto and incorporated herein. In the event such necessary consent to assignments is not obtained or other arrangements satisfactory to SELLER made by December 31, 2011, SELLER may, at its sole option, terminate its duties and obligations under this Agreement as to such Office and related assets and liabilities.

(i) Satisfaction of Conditions. SELLER shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or the conditions applicable to it, or its agreements, undertakings, obligations, or covenants set forth in this Agreement, and it shall promptly do all such reasonable acts and take all such reasonable measures as may be appropriate to enable it to perform as early as possible the agreements, undertakings, obligations, and covenants herein provided to be performed by it, and to enable the conditions precedent to BUYER’s obligations to consummate the Closing of the Acquisition to be fully satisfied. Additionally, SELLER shall not knowingly, directly or through any existing or future subsidiary or affiliate, take any action that would be in conflict with, or result in the denial, material delay, termination, or withdrawal of, any of the regulatory approvals referred to in this Agreement.

(j) No-Shop. Neither SELLER, nor any affiliates of SELLER, nor any agent of any of the foregoing, shall directly or indirectly solicit, initiate or participate in negotiations with any person, other than BUYER, with respect to acquisition of VISION or the disposition of its Assets not in the ordinary course of business.

2.2 Covenants of BUYER. BUYER hereby covenants to SELLER that, from the date hereof until the Closing, it will do or cause the following to occur:

(a) Regulatory Applications. BUYER shall prepare and submit for filing, at no expense to SELLER, any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of BUYER or any shareholder or affiliate of BUYER for the Acquisition to be consummated at the Closing as contemplated in Section 6.1 herein and for BUYER to operate the Offices following the Closing. BUYER shall provide SELLER with a copy of each application, filing, and registration BUYER shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated at such Closing and for BUYER to operate the Offices following the Closing. BUYER shall deliver to SELLER evidence of the filing of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). BUYER shall also deliver to SELLER a copy of each material notice, order, opinion and other item of correspondence received by BUYER from such federal and state authorities (except for any confidential portions thereof) and shall advise SELLER, at SELLER’s request, of developments and progress with respect to such matters.

(b) Required Authorizations. BUYER shall obtain and procure all necessary corporate and other approvals and authorizations, if any, required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

(c) Satisfaction of Conditions. BUYER shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or the conditions applicable to it, or its agreements, undertakings, obligations, or covenants set forth in this Agreement, and it shall promptly do all such reasonable acts and take all such reasonable measures as may be appropriate to enable it to perform as early as possible the agreements, undertakings, obligations, and covenants herein provided to be performed by it, and to enable the conditions precedent to SELLER’s obligations to consummate the Closing of the Acquisition to be fully satisfied. Additionally, BUYER shall not knowingly, directly or through any existing or future subsidiary or affiliate, take any action that would be in conflict with, or result in the denial, material delay, termination, or withdrawal of, any of the regulatory approvals referred to in this Agreement.

(d) Cooperation Regarding Leased Real Estate. BUYER shall, at SELLER’s request in connection with SELLER’s obtaining the consents specified in Section 2.1(h), advise, in writing, the lessor of Leased Real Estate, of BUYER’s intent to assume and comply with the terms of the Third Party Lease (as to matters arising from and after the Closing Date).

2.3 Covenants of All Parties. SELLER hereby covenants to BUYER, and BUYER hereby covenants to SELLER that, from the date hereof until the Closing, such party shall cooperate fully with the other party in attempting to obtain all consents, approvals, permits, or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement.

3. REPRESENTATIONS AND WARRANTIES.

3.1 Representations and Warranties of SELLER. SELLER represents and warrants to BUYER as follows:

(a) Good Standing and Power of SELLER. Vision Bank is a banking association duly organized, validly existing, and in good standing under the laws of the state of Florida with corporate power to own its properties and to carry on its business as presently conducted. Vision Bank is an insured bank as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. PARK is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with corporate power to own its properties and carry on its business as presently conducted.

(b) Ownership of VISION. PARK owns 100% of the issued and outstanding capital stock of VISION.

(c) Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of SELLER, and this Agreement is a valid and binding obligation of SELLER.

(d) Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement by SELLER and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of Articles of Association or Incorporation or By-Laws of SELLER, under any judgment, decree or order, under any law, rule, or regulation of any government or agency thereof, or under any material contract, material agreement or material instrument to which SELLER is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on the Assets or SELLER’s ability to perform its obligations hereunder.

(e) Solvency. VISION is solvent, as that term is used under the bankruptcy laws of the United States and the fraudulent conveyances laws of all applicable jurisdiction, as of the date hereof and will also be solvent as of the Closing Date.

(f) Title to Real Estate And Other Assets. Except for the Owned Real Estate and Leased Real Estate, SELLER is the sole owner of each of the Assets free and clear of any mortgage, lien, encumbrance or restrictions of any kind or nature. As to the Owned Real Estate, SELLER is the sole owner of a fee simple interest in, and has good and marketable title to, such Owned Real Estate, free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions and shall convey, or cause to be conveyed, such real estate to BUYER by delivery at the Closing of a limited warranty deed (or local equivalent of an Ohio limited warranty deed) conveying such title subject only to the Permitted Exceptions. SELLER has a valid leasehold interest in the Leased Real Estate pursuant, and subject to, the Third Party Lease and has the exclusive use of the Leased Real Estate pursuant to the Third Party Lease, which will be assigned to BUYER by delivery of an assignment conveying such leasehold interest to BUYER at the Closing.

(g) Zoning Variations. As of the date of this Agreement, SELLER has no knowledge of, or contemplation of any intent to provide SELLER, with any written notice from any governmental authority of any uncorrected violations of zoning and/or building codes relating to the Owned Real Estate or Leased Real Estate.

(h) Condemnation Proceedings. SELLER has received no written or oral notice of any pending or threatened, nor is it aware of any contemplated, condemnation proceeding affecting or relating to the Offices.

(i) Taxes. All federal, state and local payroll, withholding, property, sales, use and transfer taxes, if any, which are due and payable by SELLER relating to the Assets prior to the date of Closing shall be paid in full as of the Closing Date or SELLER shall have made appropriate provision for such payment in accordance with ordinary business practices. Any claims for refunds of taxes which have been paid by SELLER shall remain the property of SELLER.

(j) Operations Lawful. The conduct of banking business by VISION is in compliance in all material respects with all federal, state, county and municipal laws, ordinances and regulations applicable to conduct of such business.

(k) Third-Party Claims. Except as set forth on Disclosure Schedule 3.1(k) attached hereto and incorporated herein, there are no actions, suits or proceedings, pending or, to VISION’s knowledge, threatened against or affecting VISION generally or the Assets.

(l) Insurance. SELLER maintains such insurance on the Offices and the Fixed Assets to be purchased by or assigned to BUYER as may be required or as is customary in the business of banking.

(m) Employees. Except as disclosed on Schedule R hereto, all employees of the Offices are employees-at-will and are employed for an indefinite term. Schedule R is a list of all such employees and, for each such employee, his or her current title, position, salary or wage, and dates of hire. Except as disclosed on Schedule R or except for agreements that are being retained by SELLER, SELLER has no written or enforceable oral employment contracts with any employee, and there are no collective bargaining agreements or other labor union or similar agreements or arrangements currently in effect covering or affecting any employee of the Offices or for which SELLER has any ongoing liability or obligation.

(n) Labor Relations. No employee of VISION is represented, for purposes of collective bargaining, by a labor organization of any type. SELLER has no knowledge of any efforts during the past three years to unionize or organize any employees at VISION, and no material claim related to employees of VISION under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights of Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, Americans with Disabilities Act or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to SELLER’s knowledge, threatened against or with respect to SELLER.

(o) Governmental Notices. SELLER has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

(p) Presence of Hazardous Substances. Except as set forth on Disclosure Schedule 3.1(p) hereto, no Hazardous Substances are present or stored in the Assets or have migrated therefrom other than in material compliance with applicable laws. Any Hazardous Substances are stored in the containers in which they were delivered to SELLER or are otherwise stored in material compliance with applicable law and regulations.

(q) Environmental Claims. There are no Environmental Claims pending against VISION, nor to the SELLER’s Knowledge is there any reasonable basis for the assertion of an Environmental Claim against VISION , in any manner connected with the operation of VISION or the Assets.

(r) Access to Real Estate. To the knowledge of SELLER, no fact or condition exists which would result in the termination or impairment of access to the Owned Real Estate from adjoining public or private streets or ways or which could result in discontinuation of necessary sewer, water, electric, gas, telephone, or other utilities or services and sewage, sanitation, plumbing, refuse disposal, and similar facilities servicing the Owned Real Estate are in full compliance with applicable governmental regulations.

(s) Mechanic’s Liens. SELLER has paid or will pay in full all bills and invoices for labor and material of any kind arising from the ownership, operation, management, repair, maintenance, or leasing as tenant of the Owned Real Estate and the Leased Real Estate, and as of the Closing Date no actual or potential mechanic’s lien or other claims will be outstanding or available to any party in connection with the ownership, operation, management, repair, maintenance, or leasing as tenant of said properties.

(t) Personal Property. Schedule C is a preliminary listing of Fixed Assets owned by SELLER and located at the Offices, which is subject to nonmaterial change prior to the Closing Date. A final listing of Fixed Assets will be provided to BUYER by SELLER prior to the Closing Date.

(u) Assumed Contracts and Third Party Leases. Schedule D is a true and accurate schedule of all Assumed Contracts related to the Offices. Each Assumed Contract is valid and subsisting and in full force and effect in accordance with its terms and is subject to no defenses or claims on the part of the other party(ies) thereto.

(v) FIRPTA. SELLER is not a “foreign person” within the meaning of the Internal Revenue Code § 1445.

(w) Regulatory Matters.

(i)	There are no pending or, to the knowledge of SELLER, threatened disputes or controversies between SELLER and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a material adverse effect with respect to SELLER;

(ii)	Neither SELLER nor any of its affiliates is aware of any facts or circumstances that would indicate that any federal or state governmental agency or authority would oppose or refuse to grant a regulatory approval of the Acquisition without conditions or restrictions unacceptable to SELLER;

(iii)	SELLER is, and on a pro forma basis giving effect to the Acquisition, will be, (i) at least “well capitalized”, as defined for purposes of the tests used by the FDIC to evaluate the capital of a state non-member bank, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over SELLER, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator has indicated that it may condition any of the regulatory approvals upon an increase in SELLER’s capital or compliance with any capital requirement, standard or ratio;

(iv)	SELLER has no reason to believe that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals; and

(v)	SELLER and each of the subsidiaries or affiliates of SELLER that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act (“CRA”) examination by the regulatory agency responsible for its supervision. SELLER has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

(x) For purposes of this Section 3.1, the “knowledge” or words of similar import of SELLER shall mean the actual knowledge, however and whenever obtained, of the executive officers of SELLER without independent inquiry or investigation.

(y) Disclosure. - No representation, warranty, undertaking, or agreement of SELLER made under this Agreement and no statement, certificate, exhibit, schedule, list, or other document furnished or to be furnished to BUYER pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state, a material fact necessary to make the statements contained therein not misleading.

3.2 Representations and Warranties of BUYER. BUYER represents and warrants to SELLER as follows:

(a) Good Standing and Power of BUYER. Centennial Bank is a banking association duly organized, validly existing, and in good standing under the laws of the State of Arkansas with corporate power to own its properties and to carry on its business as presently conducted. Centennial Bank is an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

Home BancShares, Inc. is an Arkansas corporation duly organized, validly existing, and in good standing under the laws of the State of Arkansas with corporate power to own its properties and carry on its business as presently conducted.

(b) Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of BUYER, and this Agreement is a valid and binding obligation of BUYER.

(c) Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals and the required consents, the execution, delivery, and performance of this Agreement by BUYER, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Incorporation or By-Laws of BUYER, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material agreement, material contract or material instrument to which BUYER is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on BUYER’s ability to perform its obligations hereunder.

(d) Regulatory Matters.

(i)	There are no pending or, to the knowledge of BUYER, threatened disputes or controversies between BUYER and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a material adverse effect with respect to BUYER;

(ii)	Neither BUYER nor any of its affiliates is aware of any facts or circumstances that would indicate that any federal or state governmental agency or authority would oppose or refuse to grant a regulatory approval of the Acquisition without conditions or restrictions unacceptable to BUYER;

(iii)

BUYER is, and on a pro forma basis giving effect to the Acquisition, will be, (i) at least “well capitalized”, as defined for purposes of the tests used by the FDIC to evaluate the capital of a state non-member bank, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over BUYER, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator has indicated that it may condition any of the regulatory approvals upon an increase in BUYER’s capital or compliance with any capital requirement, standard or ratio;

(iv)	BUYER has no reason to believe that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals; and

(v)	BUYER and each of the subsidiaries or affiliates of BUYER that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act (“CRA”) examination by the regulatory agency responsible for its supervision. BUYER has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

(vi)	No representation, warranty, undertaking, or agreement of BUYER made under this Agreement and no statement, certificate, exhibit, schedule, list, or other document furnished or to be furnished to BUYER pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state, a material fact necessary to make the statements contained therein not misleading.

4. ACTIONS RESPECTING EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

4.1 Employment of Employees.

(a) BUYER shall evaluate the employees that are employed by SELLER at the Offices as of the Closing Date (including, without limitation, those employees who on the Closing Date are on family and medical leave, military leave, or personal or pregnancy leave and who elect to return to work not later than one (1) year following the Closing Date; individually and collectively the “Leave Employees” herein) during the due diligence process and prior to the Closing Date. BUYER shall make every effort to hire as many of SELLER’s employees as it deems appropriate, provided that the BUYER and SELLER hereby agree and acknowledge that some of SELLER’s employees will not be hired by BUYER. Employees accepting employment with BUYER, including but not limited to the Leave Employees, are referred to herein individually and collectively as the “Transferred Employees”. Transferred Employees will be terminated by SELLER as of the Closing Date.

(b) SELLER will cooperate with BUYER, to the extent reasonably requested and legally permissible, to provide BUYER with information about the employees of the Offices including, without limitation, providing BUYER with the personnel files of those employees of the Offices who provide SELLER with their written consent thereto, and a means to meet with the subject employees; provided, however, that SELLER shall not participate in any of the hiring decisions of BUYER.

4.2 Terms and Conditions of Employment. Except as otherwise provided in this Agreement, the terms of employment for each Transferred Employee shall be determined solely by BUYER’ s policies, procedures, and programs provided, however, that BUYER agrees that each Transferred Employee shall be provided employment subject to the following terms and conditions:

(a) Except as otherwise specifically provided herein, Transferred Employees shall be provided employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of BUYER. BUYER shall provide such Transferred Employees with credit for the Transferred Employee’s period of service with SELLER (including any service credited from predecessors by merger or acquisition to SELLER) towards the calculation of eligibility and vesting for such purposes as vacation, sick days, personal days, severance and other benefits, and participation and vesting in BUYER’s qualified pension and/or profit sharing 401(k) plans, as such plans may exist (but not for purposes of funding of accrued pension or profit sharing plans for such Transferred Employees with respect to any period prior to the Closing Date).

(b) Each Transferred Employee shall be eligible to participate in the medical, dental, or other welfare plans of BUYER, as such plans may exist, on and after the Closing Date, and any pre-existing conditions provisions of such plans shall be waived with respect to any such Transferred Employees.

(c) With respect to any Transferred Employee who is also a Leave Employee, (who shall be listed on a schedule to be provided by SELLER at Closing) upon conclusion of his or her short-term disability or temporary leave of absence, subject to the terms and conditions of the BUYER’s plans and policies and applicable law, each Transferred Employee on such leave shall receive vacation benefits in effect when he or she went on leave, shall otherwise be treated as a Transferred Employee.

(d) Except as provided herein, SELLER shall pay, discharge, and be responsible for (i) all salary and wages arising out of employment of the Transferred Employees through the Closing Date, (ii) all severance, change of control, salary continuation and other payments required under employment, salary continuation and change of control agreements and shall, to the extent it is legally permissible to do so, take commercially reasonable efforts terminate all such agreements provided that BUYER and SELLER hereby understand and agree that certain of such agreements may not be terminated (e.g., certain change of control agreements), and (iii) any employee benefits arising under SELLER’s employee benefit plans and employee programs prior to the Closing Date (including, without limitation, sick days and personal days accrued but unused by the Transferred Employee through the Closing Date, including benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date and benefits inuring to Leave Employees prior to any election by such Leave Employees to return to work with BUYER. From and after the Closing Date, BUYER shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of the Transferred Employees by BUYER from and after the Closing Date, including, without limitation, all claims for welfare benefits plans incurred on or after the

Closing Date during the period the Transferred Employees remain employed by BUYER. Claims are incurred with respect to hospital, medical and dental benefits as of the date services are provided notwithstanding when the injury or illness may have occurred, on, in the case of other benefits (such as eligibility for life insurance), when an event has occurred or a condition has been diagnosed and entitles the employee to benefits. SELLER shall amend its pension and 401K plans to fully vest each employee of VISION in the employees accrued benefits under the pension plan or account balance under the 401K plan, determined as of the Closing Date, and all payments thereafter shall be made from such plans in accordance with the terms of the plans.

4.3 COBRA and WARN Compliance. SELLER will comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for all of SELLER’S former employees and other qualifying beneficiaries for whom COBRA qualifying events occurred before or coincident with the Closing Date and BUYER shall have no responsibility for any such coverage. SELLER shall indemnify and hold BUYER harmless from all loss, cost, damage or expense, including reasonable attorneys’ fees, arising as a result of any alleged violation of COBRA or the Workers Adjustment and Retraining Notification Act to which the SELLER is subject or is alleged to be subject. SELLER will issue an employment termination letters to each terminated employee effective as of the Closing Date.

4.4 Actions to be Taken by SELLER. SELLER covenants to BUYER that it will do or cause the following to occur:

(a) Solicitation of Transferred Employees. Except with the written consent of BUYER, for a period of twelve (12) months following the Closing Date, neither SELLER nor any of its affiliates will directly or indirectly solicit Transferred Employees as prospective officers or employees of SELLER; provided, however, that SELLER shall not be prohibited or restricted from hiring a Transferred Employee if such Transferred Employee contacts SELLER or an affiliate or the parent organization of SELLER to seek hiring or retention, whether in response to general advertising or otherwise, or if a Transferred Employee is terminated by BUYER; provided, further, and notwithstanding any provision of this Agreement to the contrary, SELLER and BUYER hereby acknowledge and agree that SELLER’s retention, solicitation and/or rehiring of Brett Baumeister, Frank Wagner, Scott Robertson and/or Bryan Campolo at any time and under any circumstances shall not be a violation of this Agreement.

(b) Employee Benefit Programs. SELLER’s obligations to employees of the Offices, including Transferred Employees, will be as set forth in the established policies of SELLER, and SELLER shall continue its employee benefit programs in full force and effect as benefit programs for Transferred Employees through the Closing Date. After the Closing, SELLER shall retain the responsibility and liability for the funding and payment of all claims incurred (as defined in Section 4.2) under such employee benefit programs through the Closing Date. BUYER shall have no obligation or liability to compensate Transferred Employees for benefits of any kind earned, accrued, promised and/or provided to Transferred Employees as employees of SELLER, except with respect to eligibility and vesting as set forth in Section 4.2, above.

(c) Employees. SELLER shall not, without BUYER’s prior written consent (i) increase the aggregate full-time equivalent size of the work force at the Offices above the aggregate normal staffing levels designated by SELLER for the Offices at the date hereof, (ii), or increase the compensation of any Transferred Employee except pursuant to existing SELLER policies and procedures existing at the date hereof. The obligations of SELLER and BUYER pursuant to this Section 4.1 through 4.4 shall survive the Closing.

(d) Employment Taxes. BUYER and SELLER agree that Forms W-2 for the Transferred Employees shall be prepared and filed in accordance with the “alternate procedure” pursuant to Internal Revenue Service Revenue Procedure 2004-53, I.R.B. 2004-34, and any comparable provisions of applicable state and local laws.

5. CONDITIONS PRECEDENT TO CLOSING.

5.1 Conditions to SELLER’s Obligations. The obligations of SELLER to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by SELLER to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

(a) Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

(b) Corporate Action. The Board of Directors of BUYER shall have taken all corporate action necessary by it to effectuate this Agreement and the Acquisition and BUYER shall have furnished SELLER with a certified copy of each such resolution adopted by the Board of Directors of BUYER evidencing the same.

(c) Representations and Warranties. The representations and warranties of BUYER set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and BUYER shall have delivered to SELLER a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule I to this Agreement.

(d) Covenants. Each and all of the covenants and agreements of BUYER to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by BUYER, or waived by SELLER, and BUYER shall have delivered to SELLER a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule I to this Agreement.

(e) No Proceeding or Prohibition. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party against or affecting BUYER which in the judgment of the executive officers of SELLER, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transaction contemplated by this Agreement or which might result in rescission in connection with such transactions; and SELLER shall have been furnished with a Certificate, substantially in the form as specified in Schedule I to this Agreement, dated as of the Closing Date and signed by the Chairman, President, or an Executive Vice President and Secretary or Assistant Secretary of BUYER, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or, to their knowledge, threatened.

(f) Opinion of Counsel. BUYER shall have delivered to SELLER an opinion, dated as of the Closing Date, of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., in form and substance reasonably satisfactory to SELLER and its counsel, to the effect specified in Schedule J to this Agreement.

(g) Receipt of Consents of Third Parties. SELLER shall have received, in form and substance satisfactory to SELLER, any and all consents, approvals or waivers of third parties as SELLER, in its sole discretion, may deem necessary or appropriate to enable it to consummate the transactions contemplated by this Agreement without additional cost, expense, or liability to SELLER or its affiliates.

5.2 Conditions to BUYER’s Obligations. The obligations of BUYER to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by BUYER to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

(a) Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition and operation of the Offices by BUYER shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition and operation of the Offices by BUYER shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

(b) Corporate Action. The Board of Directors of SELLER shall have taken all corporate action necessary to effectuate this Agreement and the Acquisition; and SELLER shall have furnished BUYER with a certified copy of each such resolution adopted by the Board of Directors of SELLER (including, without limitation, the approval or consent of PARK, sole shareholder of VISION) evidencing the same.

(c) Representations and Warranties. The representations and warranties of SELLER set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless a different date is specifically indicated in such representations and warranties), and SELLER shall have delivered to BUYER a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule K to this Agreement; provided, however, and notwithstanding anything in this Agreement to the contrary, that to the extent that the representations contained in Section 3.1(p) or Section 3.1(q) are not true and correct with respect to no more than two (2) Offices, Section 7.6 of this Agreement shall control and this section 5.2(c) shall have no further force and effect with respect to the fact that such specific representations and warranties are not true and correct; provided, further, that that to the extent that the representations and warranties contained in Section 3.1(p) or Section 3.1(q) are not true and correct with respect to three (3) or more Offices, section 7.6 of this Agreement shall have no force and effect and this Section shall control.

(d) Covenants. Each and all of the covenants and agreements of SELLER to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by SELLER, or waived by BUYER, and SELLER shall have delivered to BUYER a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule K to this Agreement.

(e) No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party against or affecting SELLER which in the judgment of the executive officers of BUYER, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement or which might result in rescission in connection with such transactions; and BUYER shall have been furnished with a Certificate, in substantially the form specified in Schedule K to this Agreement, dated as of the Closing Date and signed by the Chairman, President, or Vice President, and the Secretary or Assistant Secretary of SELLER, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or threatened to the best of their knowledge.

(f) Opinion of Counsel. SELLER shall have delivered to BUYER an opinion, dated as of the Closing Date, of Vorys, Sater, Seymour and Pease LLP, in form and substance reasonably satisfactory to BUYER and its counsel, to the effect specified in Schedule L to this Agreement.

(g) Real Property. The Title Commitment (as defined in Section 2.1(b) herein) shall have been delivered to BUYER, and updated to or as close as practicable to (but in no event more than five (5) business days prior to) the Closing Date, in accordance with the terms of such Section, and such updated Title Commitment shall not include any special exceptions other than those set forth in the original Title Commitment and any other Permitted Exceptions.

(h) Fixed Assets. There shall have been no material alteration in or adjustment to the Fixed Assets. For purposes of this subsection (h), it will not be considered to be a material alteration or adjustment to the Fixed Assets if (i) there is damage or destruction to the Fixed Assets as contemplated by Section 2.1(f) herein and SELLER complies with said Section 2.1(f), (ii) SELLER makes additions to the Fixed Assets with the prior written consent of BUYER or (iii) SELLER makes additions to the Fixed Assets without BUYER’s consent in order to correct emergency situations which are threatening to impair SELLER’s operations at an Office.

(i) No Material Adverse Change. There shall have been no materially adverse change since the date of this Agreement in the condition or status of VISION or the Assets; provided, however, and notwithstanding anything in this Agreement to the contrary, that the extent that the specific material adverse change is specifically addressed by section 7.6 of this Agreement, section 7.6 of this Agreement shall control and this provision shall have no further force and effect with respect to such material adverse change.

(j) Estoppel Certificates. BUYER shall have received estoppel certificates from landlords of the Leased Real Estate in form and substance satisfactory to BUYER and its counsel.

5.3 Non-Satisfactions of Conditions Precedent. The non-occurrence or delay of the Closing of the Acquisition by reason of the failure of timely satisfaction of all conditions precedent to the obligations of any party hereto to consummate the Acquisition shall in no way relieve such party of any liability to the other party hereto, nor be deemed a release or waiver of any claims the other party hereto may have against such party, if and to the extent the failure of timely satisfaction of such conditions precedent is attributable to the actions or inactions of such party.

5.4 Waivers of Conditions Precedent. The conditions specified in Sections 5.1 and 5.2 herein shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs unless such failure of satisfaction is reserved in a writing executed by BUYER and SELLER at or prior to the Closing.

6. CLOSING.

6.1 Closing and Closing Date. The Acquisition contemplated by this Agreement shall be consummated and closed (the “Closing”) at such location as shall be mutually agreed upon by BUYER and SELLER, on a date to be mutually agreed upon by BUYER and SELLER which date is after all required regulatory approvals have been obtained and all applicable regulatory waiting periods associated therewith have expired. The precise date on which the Closing shall occur (the “Closing Date”) shall be confirmed by the parties in writing not less than five (5) days after receiving all required regulatory approvals.

6.2 SELLER’s Actions at Closing. At the Closing (unless another time is specifically stated in Section 6.4 hereof), SELLER shall, with respect to the Offices:

(a) deliver to BUYER at the Offices such of the Assets purchased hereunder as shall be capable of physical delivery, including, without limitation, all assets comprising the safe deposit box business, if any, of the Offices; and

(b) execute, acknowledge and deliver to BUYER all such limited warranty deeds (qualified, as necessary, to reflect all Permitted Exceptions), endorsements, assignments, bills of sale, and other instruments of conveyance, assignment, and transfer as shall reasonably be necessary or advisable to consummate the sale, assignment, and transfer of the Assets sold or assigned to BUYER hereunder and such other documents as the title company may reasonably require; the originals of all blueprints, construction plans, specifications and plats relating to the Owned Real Estate, which are now in SELLER’s possession or which SELLER has reasonable access to such other documents or instruments as may be reasonably required by BUYER, and required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing;

(c) execute, acknowledge and deliver to BUYER a duly executed and recordable assignment to BUYER of the Third Party Lease and a consent to assignment from the landlord of the Third Party Lease all in substantially the form as set forth in Schedule F attached hereto and incorporated herein by reference;

(d) assign, transfer, and make available to BUYER such of the following records as exist and are available and maintained at the Offices (in whatever form or medium then maintained by SELLER) pertaining to the Deposit Liabilities and Purchased Loans:

(i)	signature cards and IRA plan and account documents (which will be provided on separate CD-ROMs and delivered directly to BUYER from SELLER’s image storage vendor. BUYER shall contract directly with such vendor, at BUYER’s expense, to obtain paper copies of electronically stored documents); and

(ii)	other orders, contracts, and agreements between SELLER and depositors of the Offices and borrowers with respect to Purchased Loans, and records of similar character (which may be provided, at the option of BUYER, in electronic format on CD-ROM or otherwise) excepting, specifically; a) W8, and W9 forms which BUYER may obtain from customers, b) internally generated CTR forms, and c) retail loan credit information (for which no paper-based documents are maintained by SELLER); and

(iii)	a trial balance listing of records of account.

(e) assign, transfer, and deliver to BUYER such safe deposit and safekeeping files and records (in whatever form or medium then maintained by SELLER) pertaining to the safe deposit business of VISION transferred to BUYER hereunder as exist and are available, together with the contents of the safe deposit boxes maintained by VISION, as the same exist as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the leases or other agreements relating to the same) and all securities and other records, if any, held by VISION for its customers as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the agreements or receipts relating to the same); and

(f) make available and transfer to BUYER on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to BUYER pursuant to the terms of this Agreement; and

(g) execute, acknowledge and deliver to BUYER all Certificates and other documents required to be delivered to BUYER by SELLER at the Closing pursuant to the terms of this Agreement; and

(h) assign by endorsement substantially in a form as provided in Schedule M attached hereto, transfer and deliver to BUYER the contract, promissory note or other evidence of indebtedness related to the Purchased Loans together with the loan file, collateral file, any other documents and records (in whatever form or medium then maintained by SELLER) pertaining to such Purchased Loans; and

(i) assign to BUYER all SELLER’ s rights in and to the Assumed Contracts which are assignable and which constitute part of the Assets.

6.3 BUYER’s Actions at the Closing. At the Closing (unless another time is specifically stated in Section 6.4 hereof), BUYER shall, with respect to the Offices:

(a) execute, acknowledge, and deliver to SELLER, to evidence the assumption of the liabilities and obligations of SELLER by BUYER hereunder, an instrument of assumption in the form set forth in Schedule N to this Agreement, and SELLER shall then accept, execute, and acknowledge such instrument. Copies of such instrument may be recorded in the public records at the option of either party hereto. The execution and acknowledgment of such instrument shall not be deemed to be a waiver of any rights or obligations of any party to this Agreement;

(b) receive, accept and acknowledge delivery of all Assets, and all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to BUYER by SELLER hereunder and BUYER shall be responsible for coordinating with the title companies to effectuate the recording of limited warranty deeds on or after Closing and securing GAP insurance coverage in the event the limited warranty deeds are recorded post-closing, at BUYER’S sole cost and expense; and

(c) execute and deliver to SELLER such written receipts for the Assets, properties, records, and other materials assigned, transferred, conveyed, or delivered to BUYER hereunder as SELLER may reasonably have requested at or before the Closing;

(d) pay to SELLER on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to SELLER at the Closing pursuant to the terms of this Agreement;

(e) execute, acknowledge and deliver to SELLER all Certificates and other documents required to be delivered to SELLER by BUYER at the Closing pursuant to the terms hereof;

(f) execute, acknowledge and deliver to SELLER an agreement wherein BUYER assumes obligations with respect to the Third Party Lease and Assumed Contracts and the IRA’s for all periods following the Closing Date with respect thereto; and

(g) execute, acknowledge and deliver the Letter of Credit Indemnity Agreement, pertaining to letters of credit included in the Purchased Loans, in the form as attached to Schedule S herein.

6.4 Methods of Payment. Subject to the adjustment procedures set forth in this Section 6.4, the transfer of any funds required to be paid pursuant to terms of this Agreement hereof, shall be made on the Closing Date or such later date as the payment is due in immediately available United States Federal Funds. At least two business days prior to the Closing, SELLER and BUYER shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred. In order to facilitate the Closing, the parties agree to execute a Preliminary Closing Statement not more than seven (7) business days preceding the Closing Date in the form set forth in Schedule P attached. On the Closing Date, SELLER and BUYER will make the payments specified on the Preliminary Closing Statement. Furthermore, within five (5) business days after the Closing, the parties shall make appropriate post-closing adjustments based upon actual Deposit Accounts as of the Closing Date, Purchased Loans as of the Closing Date, and cash transactions which took place on the Closing Date or which took place prior to the Closing Date but which were not reflected in the Preliminary Closing Statement, and shall execute the Final Closing Statement in substantially the form set forth in Schedule Q attached and shall make any necessary true-up payments together with interest as specified on Schedule Q within such five (5) business day period. In addition, prorations of prepaid and deferred income and expenses that cannot be reasonably calculated at the Closing shall be settled and paid based on actual amounts and calculations within the five (5) business day period specified above.

6.5 Availability of Closing Documents. The documents proposed to be used and delivered at the Closing (with the exception of Schedule P) shall be made available for examination by the respective parties not later than 12:00 noon, Central time, on the tenth Business Day prior to the Closing Date.

6.6 Effectiveness of Closing. Upon the satisfactory completion of the Closing, which does not include and shall not require completion of the adjustment and proration arrangements set forth in Section 6.4, the Acquisition shall be deemed to be effective and the Closing shall be deemed to have occurred as of the close of business of the date the parties agree shall be the effective date of the Closing.

7. CERTAIN TRANSITIONAL MATTERS.

7.1 Transitional Action by BUYER. After the Closing, unless another time is otherwise indicated:

(a) BUYER shall: (i) pay in accordance with the law and customary banking practices and applicable Deposit Account contract terms, all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits, and withdrawal orders presented to BUYER by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the Deposit Accounts assumed by BUYER hereunder, whether drawn on checks, negotiable orders or withdrawal, drafts, or withdrawal order forms provided by BUYER or SELLER for which such depositors have collected funds in their respective deposit accounts; and (ii) in all other respects discharge, in the usual course of the banking business, the duties and obligations of SELLER with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by BUYER hereunder; provided, however, that any obligations of BUYER pursuant to this Section 7.1 to honor checks, negotiable orders of withdrawal, drafts, and withdrawal orders on forms provided by SELLER and carrying its imprint (including its name and transit routing number) shall not apply to any checks, drafts, withdrawal orders, or returned items (i) presented to BUYER more than one hundred eighty (180) days following the Closing Date, or (ii) on which a stop payment has been requested by the deposit customer. BUYER shall submit and file any required reports on IRS Form 1099 with respect to interest accrued on Deposit Liabilities after the Closing Date. The provisions of this subsection 7.1(a) shall in no way limit BUYER’s duties or obligations arising under Section 1.3(b) hereof.

(b) BUYER shall, not earlier than the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement and no later than ten days prior to the Closing Date, notify all depositors of the Offices by letter, acceptable to SELLER, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts, of BUYER’s pending assumption of the Deposit Liabilities hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain SELLER deposit-related services and/or SELLER’ s debit card and automatic teller machine services impacted by the transactions contemplated by this Agreement, will be terminated. As an enclosure to such notices, BUYER may furnish appropriate depositors with brochures, forms and other written materials related or necessary to the assumption of the Deposit Accounts by BUYER and the conversion of said accounts to BUYER accounts, including the provision of checks to appropriate depositors using the forms of BUYER with instructions to such depositors to utilize such BUYER checks on and after the Closing Date and thereafter to destroy any unused checks on SELLER’s forms. The expenses of the printing, processing and mailing of such letter notices and providing new BUYER checks and other forms and written materials to appropriate customers shall be borne by BUYER. Before Closing, except as provided in this paragraph, BUYER will not contact SELLER’s customers except as may occur in connection with advertising or solicitations directed to the public generally or in the course of obtaining the requisite regulatory approvals of the transaction. Anything to the contrary herein notwithstanding, BUYER shall provide, at no cost to SELLER, any and all notices, communications, and filings which may be required by law, regulation, or otherwise, relating to any changes in terms and other matters relating to the Deposit Accounts and the Purchased Loans occurring subsequent to the Closing Date. Any and all such notices, communications, and filings which may be required to be provided prior to the Closing Date shall be submitted on a timely basis for review by SELLER and shall be subject to the written approval of SELLER prior to delivery to any third party. BUYER shall provide, at its sole cost and expense and at no cost or expense to SELLER, that any and all customer and other notices, communications, and filings provided by BUYER hereunder, including the substance and timing of same, fully comply with the requirements of applicable law and regulation.

(c) BUYER shall promptly pay to SELLER an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, withdrawal orders, or returned items (net of the applicable amount paid by BUYER with respect to the Deposit Liabilities represented by any such instrument) credited as of the close of business on the Closing Date to a Deposit Account assumed by BUYER hereunder which are returned uncollected to SELLER after the Closing Date. The foregoing shall include an amount equivalent to holds placed upon such deposit account for items cashed by SELLER as of the close of business on the Closing Date.

(d) All tasks and obligations concerning the provision of data processing services to or for the Offices after the Closing, other than those specifically set forth in, and to the extent assumed by SELLER pursuant to, Section 7.2(b) herein, if any, are the sole and exclusive responsibility of, and shall be performed solely and exclusively by, BUYER.

(e) BUYER shall, not later than the close of business on the business day immediately following the Closing Date, supply suitable government-backed securities as security for any deposits of governmental units included among the Deposit Liabilities for which SELLER had provided similar security.

(f) BUYER shall, as soon as practicable but not more than 10 business days after the Closing Date, prepare and transmit at BUYER’s expense to each of the obligors on Purchased Loans transferred to BUYER pursuant to this Agreement a notice to the effect that the loan has been transferred and directing that payment be made to BUYER at the address specified by BUYER, with BUYER’s name as payee on any checks or other instruments used to make payments, and, with respect to such loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of BUYER as the person to whom and place at which payments are to be made. BUYER shall submit and file any required reports on IRS Form 1098 with respect to interest collected on Purchased Loans for the full calendar year in which the Closing Date occurs including interest collected during the period prior to the Closing Date.

(g) If the balance due on any Purchased Loan transferred to BUYER pursuant to this Agreement has been reduced by SELLER as a result of a payment by check or draft received prior to the close of business on the Closing Date, which item is returned unpaid to SELLER after the day immediately preceding the Closing Date, the asset value represented by the loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by BUYER to SELLER.

(h) BUYER shall use its best efforts to cooperate with SELLER in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by BUYER hereunder.

(i) BUYER hereby grants to SELLER and its contractors access to the Offices until 8:00 A.M. local time on the day following the Closing Date or such other later date and time as the parties may agree, at no cost or expense to SELLER, for conduct of activities consistent with this Agreement in conjunction with the transactions contemplated hereby.

(j) The duties and obligations of BUYER in this section 7.1 shall survive the Closing.

7.2 Transitional Actions by SELLER. After the Closing, unless another time is otherwise indicated:

(a) SELLER shall use its best efforts to cooperate with BUYER in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by BUYER hereunder. SELLER shall provide final statements as of a date and time mutually agreed upon by SELLER and BUYER, in conjunction with appropriate Deposit Liabilities, with interest and service charges pro-rated to close of business on the Closing Date. SELLER shall submit and file any required reports on IRS Form 1099 with respect to interest paid on Deposit Liabilities through the Closing Date. SELLER shall provide to BUYER information regarding interest collected on Purchased Loans during the calendar year in which the Closing Date occurs, up to and including the Closing Date.

(b) SELLER’s sole and exclusive responsibilities concerning the provision of data processing services to or for the Deposit Accounts of the Offices after the Closing Date, if any, shall be as set forth in this Section 7.2(b). Pursuant to a schedule mutually agreed upon by

SELLER and BUYER, SELLER shall provide BUYER with applicable product functions and specifications relating to the data processing support required for the Deposit Accounts, Purchased Loans, and safe deposit business (if such data processing support currently is provided with respect to such business) maintained by VISION (such Deposit Accounts, Purchased Loans and safe deposit business, if applicable, hereinafter called the “Accounts”). SELLER shall also provide to BUYER or SELLER shall cause a third party to provide to BUYER file formats relating to the Accounts as mutually agreed by BUYER and SELLER. BUYER shall review and analyze such materials including, but not limited to, the file formats, and shall advise SELLER in writing of any defects or concerns relating thereto within a reasonable time period following receipt thereof.

(c) Prior to the Closing Date, SELLER shall cooperate with BUYER, at BUYER’s expense and at no expense to SELLER, in making Transferred Employees available at reasonable times for whatever program of training BUYER deems advisable; provided, however, that BUYER shall conduct such training program in a manner that does not materially interfere with or prevent the performance of the normal duties and activities of such Transferred Employees. BUYER shall make request of SELLER for training opportunities prior to the Closing Date, and shall reimburse SELLER at the Closing for any and all costs relating to such training including, but not limited to, regular and overtime salary for Transferred Employees involved in training for the period of such training, travel costs, and all expenses incurred by SELLER or such Transferred Employees in conjunction with the training. Such requests, which shall specify the time, duration and place of such training, must be approved by SELLER.

(d) SELLER shall cooperate with BUYER, at no expense to SELLER, to make provision for the installation of teller and platform equipment in the Offices subject to approval by SELLER, which shall not be unreasonably withheld; provided, however, that BUYER shall arrange for the installation and placement of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of SELLER or the Offices.

(e) SELLER shall resign as custodian of each IRA account maintained at the Offices and assign the custodianship of such accounts to BUYER subject to receipt of applicable customer consents and other provisions of this Agreement including the provisions of section 8.10 hereof.

(f) SELLER shall terminate its ATM/debit card service effective as of a date and time mutually agreed upon by BUYER and SELLER. Such terminations will be preceded by the notice described in Section 7.1(b) herein. SELLER shall have no obligation with respect to conversion or change over with respect to direct deposit or payroll and retirement payments service relating to the Deposit Accounts following the Closing except that SELLER shall reasonably cooperate with BUYER to accomplish the same and to extent that BUYER incurs any costs relating to the same, BUYER shall reimburse SELLER for the reasonable costs incurred by SELLER in connection thereto and BUYER shall assume all responsibility and liability with respect thereto following the Closing. SELLER will continue to redirect and/or pass through relevant ACH transactions on Deposit Accounts for a period of ninety (90) days following the Closing Date or a date beyond ninety (90) days if mutually agreed by BUYER and SELLER.

(g) On a date mutually agreed upon by BUYER and SELLER, SELLER and BUYER shall provide the appropriate Federal Reserve Bank (the “FRB”) with all information necessary in order to expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relative to the Deposit Liabilities and/or the Purchased Loans (hereinafter collectively referred to as “Paper Items”). BUYER shall bear all charges and costs imposed by the Federal Reserve in connection with the reassignment of account number ranges for sorting the Paper Items. In the event the Federal Reserve and/or any other regional or local clearinghouse for negotiable instruments fails, refuses or is unable to direct sort such Paper Items for delivery to BUYER with the result that such Paper Items are presented to SELLER, by not later than 3:00 p.m. local time on each business day following the Closing and continuing for ninety (90) days after the Closing unless such time period is extended by the mutual agreement of BUYER and SELLER, SELLER will make available to BUYER for pick up from SELLER’s offices or the offices of SELLER’s parent company, all of the Paper Items which are received by SELLER from the FRB and/or any regional or local clearinghouse during the morning of each such business day on an “as-received basis.” At the same time SELLER shall also make available to BUYER information and records, including but not limited to systems printouts, concerning such Paper Items and concerning incoming Automated Clearing House items (“ACH items”) as well as outstanding Automatic Teller Machine (“ATM”) transactions. Such information and records, including but not limited to systems printouts, will utilize the most recent account number designated by SELLER for each of the Deposit Accounts and/or the Purchased Loans. BUYER shall initiate appropriate Notification of Change requests relating to appropriate routing matters at the sole expense of BUYER within a time period mutually agreed upon by BUYER and SELLER. Each business day SELLER will endeavor to see that the sum of (a) the actual Paper Items provided to BUYER plus (b) all ACH items and ATM transactions captured by SELLER in its information and records balance with the sum of (c) the information and records, including but not limited to systems printouts, provided by SELLER relative to the Paper Items plus (d) the information and records, including but not limited to systems printouts, provided relative to the ACH items and ATM transactions affecting the Deposit Accounts and/or the Purchased Loans. Except as otherwise expressly provided herein, SELLER shall provide the foregoing at no charge to BUYER for a period not to exceed thirty (30) days from the Closing Date except that BUYER shall pay any charges assessed to SELLER by the FRB, a national or local clearinghouse and/or SELLER’s agent and/or processor to the extent such assessments relate to the Deposit Accounts. BUYER shall be responsible for pick up of the data to be provided by SELLER and shall compensate SELLER for activity subsequent to the referenced 30 day period as follows: $200.00 per day and $1.00 per item for days 31 through 60, and $300.00 per day and $1.50 per item for days 61 through 90. Any request for extension of the 90 day period shall be submitted in writing by BUYER to SELLER not later than 10 business days prior to the expiration of such 90 day period or any extensions thereof and shall be subject to approval by SELLER at its reasonable discretion. Fees for activity subsequent to the 90 day period shall be as determined by SELLER and BUYER. Fees for activity subsequent to the initial 30 day period shall be assessed on a daily basis and included in the daily cash settlement. Except as otherwise expressly provided herein, BUYER shall be responsible for processing any and all ACH returns, received subsequent to the Closing, directly through the appropriate Federal Reserve Bank. SELLER and BUYER shall arrange for appropriate daily settlement between the parties in order that the transmission of all monies associated with the matters set forth in this Section 7.2(g) can be effected promptly. SELLER shall not be liable to BUYER for any failure to provide the data required by this Section 7.2(g) to the extent any such failure results from causes beyond SELLER’s control including war, strike or other labor disputes, acts of God, errors or failures of the FRB, and/or a participating regional or local clearinghouse, or equipment failure or other emergency wherein SELLER and/or its agent processor has been unable to process inclearings from the FRB or such clearinghouse.

(h) SELLER shall, not earlier than the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement and no later than twenty (20) days prior to the Closing Date, notify all depositors of the Offices and all borrowers of any Purchased Loan by letter acceptable to BUYER, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts and/or loans, of BUYER’s pending assumption of the Deposit Liabilities and acquisition of the Purchased Loans hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain SELLER deposit-related services and/or SELLER’s debit card and automatic teller machine services, will be terminated. The expenses of the printing, processing and mailing of such letter notices shall be borne by BUYER. Anything to the contrary herein notwithstanding, nothing in this Agreement shall be deemed to constitute an assumption by SELLER of the duties and obligations of BUYER with respect to the provision of applicable notices, communications, and filings relating to changes in the terms of any Deposit Accounts or Purchased Loans as set forth in this Agreement.

(i) SELLER will forward to BUYER, within two (2) business days of receipt, loan payments received by SELLER with respect to the Purchased Loans. BUYER will forward, within two (2) business days of receipt payments received by BUYER with respect to any loans not assigned to BUYER under this Agreement. BUYER and SELLER further agree to refer customers to the offices of the other when such customers present payments over the counter to the party not holding their respective loan. In addition, in the event that a particular guarantor or borrower is associated with a loan retained by SELLER and a Purchased Loan, BUYER and SELLER will work together to ensure loan payments received are applied appropriately to loans, whether Purchased Loans or loans retained by SELLER.

(j) The duties and obligations of the parties in this section 7.2 shall survive the Closing.

7.3 Overdrafts and Transitional Action. Overdrafts on the Deposit Accounts occurring after the Closing will be the responsibility and risk of BUYER.

7.4 ATMs and Debit Cards.

(a) SELLER shall provide to BUYER, or SELLER shall cause a third party to provide to BUYER, on a date mutually agreed upon by SELLER and BUYER, information necessary to facilitate the conversion from SELLER’s systems to BUYER’s systems. All transactions and activity related to the VISION ATM and debit cards following the Closing Date which are received or forwarded to SELLER will be accepted and forwarded by SELLER to BUYER along with all corresponding funds. SELLER thereafter agrees to notify its processor to deactivate such ATM and debit cards and to forward all transactions related thereto directly to BUYER.

(b) SELLER agrees to deactivate the ATMs located at the Offices on or before the business day cutoff on the date mutually approved by BUYER and SELLER. Thereafter, BUYER shall reconfigure the ATMs to its standards for activation after the business day cutoff selected by BUYER and SELLER.

(c) BUYER and SELLER agree to cooperate with each other to assure that all transactions originated through the ATM or originated with the ATM Cards prior to or on the Closing Date shall be for the account of SELLER and all transactions originated after the Closing Date shall be for the account of BUYER. A post closing adjustment shall be made in the manner set forth in Section 6.4 hereof to reflect all such transactions which cannot be reasonably calculated as of the Closing.

7.5 Effect of Transitional Action. BUYER and SELLER hereby agree to cooperate in good faith to address the timing and settlement of any post-closing transition items not specifically addressed in this Agreement. To the extent that resolution of any such additional post-closing transition items causes SELLER to incur expenses or costs, BUYER hereby agree to reimburse SELLER for its reasonable expenses or costs incurred in connection with the same. Except as and to the extent expressly set forth in this Article 7, nothing contained in this Article 7 shall be construed to be an abridgment or nullification of the rights, customs and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article 7.

7.6 Environmental Matters. (a) BUYER may conduct Phase I environmental site assessments (“Phase I Assessments”) of certain Owned Real Estate and shall conduct and complete each Phase I Assessment within twenty (20) days of signing this Agreement. If any

Phase I Assessment reasonably indicates the necessity or desirability of further investigation to determine whether or not an Environmental Hazard exists at an Owned Real Estate, BUYER shall notify SELLER in writing, not later than ten (10) days after completion of such Phase I Assessment, of BUYER’ s desire to have an environmental consultant approved by SELLER (the “Environmental Consultant”) conduct a Phase II environmental site assessment (the “Phase II Assessment”), to the extent reasonable and appropriate. The Phase I and Phase II Assessments shall be conducted in such a manner so as not to interfere with the normal operation of the Owned Real Estate involved. All such Phase I and II Assessments shall be treated as information subject to Section 8.1 of this Agreement and shall be conducted at no cost or expense to SELLER. Any Phase II Assessment shall be completed not more than sixty (50) days after the signing of this Agreement. Further, BUYER shall indemnify and hold harmless SELLER and its affiliates and its and their employees, officers, directors, agents, tenants, and landlords from and against any and all liability, loss, cost, and expense, however arising, including attorney fees, as a direct or indirect result of any injuries to persons or property occurring in conjunction with conduct of the Phase I and II Assessments.

(c) Within ten (10) days from receipt of such notice of desire to conduct a Phase II Assessment, SELLER, at its sole option, may consent to BUYER conducting a Phase II Assessment or terminate this Agreement with respect to the relevant Owned Real Estate which is the proposed subject of the Phase II Assessment (the “Removed Real Estate”) and any and all assets and liabilities associated therewith but otherwise this Agreement shall remain in full force and effect except that the Removed Real Estate and any and all assets and liabilities associated therewith shall be deemed not to be subject to this Agreement and eliminated therefrom. In the event a Phase II Assessment is conducted and the Environmental Consultant discovers an Environmental Hazard at any single parcel of Owned Real Estate, the remediation of which, in the reasonable judgment of the Environmental Consultant, is or would be the responsibility of SELLER, or BUYER should it acquire such Owned Real Estate, and will more likely than not result in projected remediation costs of $25,000 or more for such single parcel of Owned Real Estate, BUYER shall lease from SELLER such single parcel of Owned Real Estate pursuant to a Lease Agreement which shall provide as follows: Such Lease Agreement shall be for a term of two (2) years from the Closing Date, at a rental equal to a fair market value and with no obligation or right to renew. SELLER may sell such Owned Real Estate to any person at any time during the term of such Lease Agreement, subject to such Lease Agreement. During the term of such Lease Agreement, in the event that SELLER shall deliver to BUYER a report of a qualified environmental engineer or consultant certifying that the Environmental Hazard, at or on any such parcel of Owned Real Estate which is the subject of the Lease Agreement, has been remediated to the extent reasonably required under applicable Environmental Laws, BUYER shall be required to purchase such parcel of Owned Real Estate at the net book value as of the close of business of the month-end day most recently preceding the Closing Date. Other terms and conditions of the Lease Agreement shall be typical to branch leases in the relevant market of the subject Owned Real Estate and as negotiated between SELLER and BUYER.

(d) If the projected remediation cost is less than $25,000 for any single parcel of Owned Real Estate, BUYER shall acquire such parcel and will conduct and pay for any necessary remediation to properly address the Environmental Hazard; provided, however, that BUYER shall be deemed to have waived any and all claims against SELLER and its affiliates and its and their officers, directors, employees, or arising directly or indirectly as a result of the Environmental Hazards.

(e) BUYER agrees that it and its Environmental Consultant shall conduct any Phase I and II Assessments investigations pursuant to this Section with reasonable care and subject to customary practices among environmental consultants and engineers, including, without limitation, following completion thereof, the restoration of any site to the extent practicable to its condition prior to Phase I or Phase II Assessment and the proper removal of all monitoring wells.

(f) Any lease of a parcel of Owned Real Estate pursuant to this section 7.6 shall in no way affect the transfer of any related assets or liabilities, other than such parcel of Owned Real Estate, to the BUYER at the Closing.

(g) For purposes of this Section 7.6, the term “Environmental Law” shall mean any applicable, now in effect, Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, or agreement with any Federal or state governmental authority relating to (x) the protection, preservation, or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land) or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, handling, release or disposal of Hazardous Substances. Environmental Laws include, without limitation, the Clean Air Act (42 U.S.C. section 7401 et seq.), the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), and Resource Conservation Act (42 U.S.C. section 6901 et seq.) provided, however, that the definition of “Environmental Law” shall not include any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any governmental authority relating to asbestos or asbestos-containing materials.

(h) For purposes of this Section 7.6, the term “Environmental Hazard” shall mean the presence of any Hazardous Substance in violation of, and reasonably likely to require material remediation under applicable Environmental Laws; provided, however, that the definition of Environmental Hazard shall not include asbestos and asbestos-containing materials.

7.7 Put Option. SELLER grants to BUYER the Put Option for Purchased Loan set forth in, and in accordance with, the terms of the attached Schedule S.

8. GENERAL COVENANTS AND INDEMNIFICATION.

8.1 Confidentiality Obligations of BUYER. From and after the date hereof until the Closing, BUYER and its affiliates and parent company shall treat all information received from SELLER concerning the business, assets, operations, and financial condition of SELLER and its affiliates and its and their customers (including without limitation the Assets), as confidential, unless and to the extent that BUYER can demonstrate that such information was already known to BUYER and its affiliates, if any, or in the public domain or received from a third person not known by BUYER to be under any obligation to SELLER; and BUYER shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, BUYER shall, and shall cause its affiliates, if any, to, promptly return all documents and workpapers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of SELLER in connection with the transactions contemplated hereby. The covenants of BUYER contained in this Section 8.1 are of the essence and shall survive any termination of this Agreement, but shall terminate at the Closing, if it occurs, with respect to any information that is limited solely to the activities and transactions of the Offices; provided, however, that neither BUYER nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.1 if BUYER shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by SELLER that all information provided to BUYER related to this purchase and assumption transaction may be provided to BUYER’s affiliates as necessary for the purpose of consummating the transaction which is the subject of this Agreement. The covenants and obligations of BUYER hereunder shall survive the Closing and any earlier termination of this Agreement.

8.2 Confidentiality Obligations of SELLER. From and after the date hereof, SELLER and its affiliates shall treat all information received from BUYER concerning BUYER’s business, assets, operations, and financial condition as confidential, unless and to the extent SELLER can demonstrate that such information was already known to SELLER or its affiliates or in the public domain, and SELLER shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, SELLER shall promptly return all documents and workpapers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of BUYER in connection with the transactions contemplated hereby. The covenants of SELLER contained in this Section 8.2 are of the essence and shall survive any termination of this Agreement; provided, however, that neither SELLER nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.2 if SELLER shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by BUYER that all information provided to SELLER related to this purchase and assumption transaction may be provided to SELLER’s affiliates for the purpose of consummating the transaction which is the subject of this Agreement. The covenants and obligations of SELLER hereunder shall survive the Closing and any earlier termination of this Agreement.

8.3 Indemnification by SELLER. From and after the Closing Date, SELLER and/or its affiliates shall indemnify, hold harmless, and defend BUYER from and against all losses, liabilities, demands and obligations including reasonable attorneys’ fees and expenses

(“Damages”), arising from, by reason of or in connection with (i) the conduct and operation of SELLER’s business or ownership or use of the Assets prior to the Closing Date, (ii) any Environmental Claim arising out of or resulting from SELLER’s operation of, or the result of a state of facts or condition existing and related to SELLER or its ownership or use of the Assets or (iii) any untruth, breach or inaccuracy in any material respect of any representation, warranty, covenant or other agreement (a) on the part of SELLER or (b) in any certificate or instrument provided by SELLER pursuant to this Agreement.

8.4 Indemnification by BUYER. From and after the Closing Date, BUYER and/or its affiliates shall indemnify, hold harmless and defend SELLER from and against all Damages which SELLER may receive, suffer, or incur in connection with (i) any losses incurred by SELLER related to SELLER’ s compliance with instructions from BUYER made pursuant to Section 7.4 of this Agreement and not related to any negligence or malfeasance or other request of SELLER to take or not take certain action which gave rise to or contributed to, in any material respect, the Damages on the part of SELLER and (ii) operations and transactions occurring after the Closing and which involve the Assets transferred, the Deposit Liabilities or Purchased Loans and the other obligations and liabilities assumed pursuant to this Agreement.

8.5 Procedure for Indemnification. Promptly after receipt by an indemnified party under Sections 8.3 or 8.4 (“Indemnified Party”) of notice of the commencement of any action in or before any court or administrative agency or of facts which give rise to a claim for indemnification under Sections 8.3 or 8.4 (collectively, a “Claim”) against it, the Indemnified Party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section (the “Indemnifying Party”), give notice to the Indemnifying Party of the commencement thereof, but the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party except to the extent the defense of such action is prejudiced thereby. In case any such Claim shall be brought against the Indemnified Party and if notice shall be given to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish (unless the Indemnifying Party is also a party to such Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate) to assume the defense thereof with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the

Indemnifying Party shall not be liable to the Indemnified Party under such Sections 8.3 or 8.4, as the case may be, for any fees of other counsel or any other related expenses with respect to the defense of such Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of such a Claim, (a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (i) there is no finding or admission of any violation of legal requirements applicable to the operation of the Offices or the Assets under federal, state, or local laws and/or regulations or any effect on any other claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (b) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to the Indemnifying Party of the commencement of any Claim and it does not, within fifteen (15) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall be bound by any determination made in such Claim or any compromise or settlement thereof effected by the Indemnified Party.

8.6 Solicitation of Customers by BUYER Prior to Closing. At any time prior to the Closing Date, BUYER will not, and will not permit any of its affiliates, if any, to conduct any marketing, media or customer solicitation campaign which is specifically targeted to induce just those customers whose Deposit Account liabilities are to be assumed or Purchased Loans are to be acquired by BUYER pursuant to this Agreement to discontinue their account or business relationships with SELLER or its affiliates.

8.7 Solicitation of Customers by SELLER After the Closing. From the date of this Agreement and for three (3) years following the Closing Date, SELLER will not directly solicit a) deposit accounts from customers whose Deposit Liabilities and/or Purchased Loans are assumed or acquired by BUYER pursuant to this Agreement, or b) refinancing of Purchased Loans from borrowers whose Purchased Loans are being acquired by BUYER hereunder, except as may occur in connection with (i) advertising or solicitations directed to the public generally, (ii) solicitations outside of the Restricted Territories (as defined below), (iii) customers that have trust relationships with SELLER or its affiliates or that have loans with SELLER that are not included in the Purchased Loans transferred to BUYER hereunder, and (iv) customers or borrowers with a banking or other relationship with SELLER or its affiliates at offices other than the Offices, or who have or maintain more than one place of business. The covenants and obligations of SELLER hereunder shall survive the Closing. For purposes of this Agreement, the term “Restricted Territories” shall mean the areas within a twenty-five (25) mile radius of each Office location and the area inside the corporate city limits of Mobile, Alabama.

8.8 Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. Without limiting the foregoing, SELLER agrees to execute and deliver such deeds, bills of sale, acknowledgments, and other instruments of conveyance and transfer as, in the reasonable judgment of BUYER, shall be necessary and appropriate to vest in BUYER the legal and equitable title to the Assets of SELLER being conveyed to BUYER hereunder. Further, BUYER, at its sole cost and expense, shall prepare and shall file, or shall cause to be prepared and filed, with any appropriate third parties, any and all documents and notices which are necessary and proper to transfer to BUYER any security interests and other rights of SELLER in and to collateral securing the Purchased Loans not later than the earlier to occur of exclusion of the relevant Purchased Loan from the “put” provisions set forth in Schedule S hereof or the Option Exercise Date as defined in Schedule S hereof. SELLER shall cooperate with BUYER in executing any necessary and proper documents and notices as may be appropriate in furtherance of the foregoing covenant and consistent with the terms of this Agreement provided, however, that nothing contained herein shall relieve BUYER of its obligations as set forth herein. The covenants and obligations of the parties hereunder shall survive the Closing.

8.9 Operation of the Offices. Except as otherwise expressly provided in this Agreement, after the Closing Date neither SELLER, its subsidiaries, affiliates or parent corporation shall be obligated to provide for any managerial, financial, business, or other services to the Offices, including without limitation any personnel, employee benefit, data processing, accounting, risk management, or other services or assistance that may have been provided to the Offices prior to the close of business on the Closing Date, and BUYER shall take such action as may in its judgment appear to be necessary or advisable to provide for the ongoing operation and management of, and the provision of services and assistance to, the Offices after the Closing Date. Upon the Closing, BUYER shall change the legal name of the Offices and, except for any documents or materials in possession of the customers of the Offices (including but not limited to deposit tickets and checks), shall not use and shall cause the Offices to cease using any signs, stationery, advertising, documents, or printed or written materials that refer to the Offices by any name that includes the words “SELLER” or “SELLER” or the name of any affiliate of SELLER. Preceding the Closing, SELLER shall cooperate with any reasonable requests of BUYER directed to obtaining specifications for the procurement of new signs of BUYER’s choosing for installation by BUYER of new signs according to a schedule mutually agreed upon by BUYER and SELLER; provided, however, that BUYER’s receipt of all sign specifications shall be obtained by BUYER in a manner that does not significantly interfere with the normal business activities and operations of the Offices and shall be at the sole and exclusive expense of BUYER. If removed by BUYER in conjunction with its installation of new signs, BUYER shall obtain SELLER’s approval for removal of signs and shall insure that said signs are removed without damage to same. It is understood by the parties hereto that, with the exception of the signs, all mounting facilities for the signs shall be considered as Fixed Assets for purposes of this Agreement. The covenants and obligations of the parties hereunder shall survive the Closing.

8.10 Information After Closing. For a period of five (5) years following the Closing, upon written request of SELLER to BUYER or BUYER to SELLER, as the case may be, such requested party shall provide the requesting party with reasonable access to, or copies of, information and records relating to the Offices which are then in the possession or control of the requested party reasonably necessary to permit the requesting party or any of its subsidiaries or affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, or any legal or regulatory proceeding thereunder or requests related to customer relationships at the Offices prior to Closing. In the event of any such requests, the requesting party shall reimburse the requested party for the reasonable costs of the requested party related to such request. The covenants and obligations of the parties hereunder shall survive the Closing.

8.11 Individual Retirement Accounts. All Individual Retirement Accounts related to the Offices that shall not have become IRAs by the close of business on the 30th day following the Closing shall not be assigned by SELLER to BUYER or assumed by BUYER. SELLER may thereafter, at its option, elect to retain such Individual Retirement Accounts, advise the account holders that it has withdrawn its resignation as custodian or transfer the amount in such Individual Retirement Accounts to the account holders.

8.12 Covenant Not to Compete. From and after the Closing and for a period of three (3) years following the Closing Date, SELLER shall not, and shall not enter into any agreement to, acquire, lease, purchase, own, operate or use any building, office or other facility or premises located within the Restricted Territories (as defined in section 8.7 hereof) for the purpose of operating a full service branch and making loans, accepting deposits or cashing checks; provided, however, that the foregoing prohibition shall not apply to: (i) performance by SELLER or any current or future affiliate or successor of SELLER of any of the foregoing activities utilizing ATMs, CBCTs, ALMs, cash dispensing machines, remote service facilities, terminals, or similar devices, or through continued operation of existing offices, (ii) performance by SELLER or any current or future affiliate or successor of SELLER of the foregoing activities as a result of a merger or other transaction, combination with, or acquisition of or by, SELLER, or an affiliate thereof with any third party following the Closing Date, (iii) SELLER’s work-out employees collecting loans that were not included in the Purchased Loans transferred to BUYER hereunder, (iv) SELLER or its affiliates servicing trust customers or (v) SELLER’s conduct of its Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance) business, its structured warehouse and/or factoring lines of business, each of which are national in scope and will be conducted both inside and outside of the Restricted Territories. In the event that the provisions of this section 8.12 hereof should ever be adjudicated to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time and geographic limitations permitted by applicable law. The running of the period prescribed above shall be tolled and suspended for any period of time in which the SELLER, or any entity owned or controlled by the SELLER, acts in circumstances that a court of competent jurisdiction finds to violate the terms of this provision.The covenants and obligations of SELLER hereunder shall survive the Closing.

8.13 Non-solicitation of Employees. BUYER agrees that for a period of twelve (12) months from the date of this Agreement, or for a period of twelve (12) months from such date as this Agreement may be terminated pursuant to Section 9 hereof, neither BUYER nor any of its subsidiaries or affiliates will:

(a) directly or indirectly solicit for employment or employ any persons who are employees of SELLER or its subsidiaries or affiliates on the date hereof or;

(b) directly or indirectly solicit for employment or employ any other persons who are employees of SELLER or their subsidiaries or affiliates on the date hereof and with whom BUYER has had contact or who became known to BUYER solely in conjunction with any phase of the transaction contemplated hereby, whether prior to execution of this Agreement or subsequent thereto. As used solely in this subsection 8.12(b), the term “solicit” shall not be deemed to include general advertisements or general solicitations that are not targeted or directed specifically to individuals who are employees of SELLER or its subsidiaries or affiliates. Subject to the prohibitions contained in subsection 8.12(a), nothing in this section 8.12(b) shall prohibit BUYER or BUYER’ s affiliates or subsidiaries from hiring a person covered by this subsection 8.12(b) who contacts BUYER on their own initiative (and not in response to solicitation by BUYER in violation of this section) or a person covered by this subsection 8.12(b) who is no longer in the employ of SELLER or its subsidiaries or affiliates at the time of such solicitation. The covenants and obligations of BUYER hereunder shall survive the Closing or any earlier termination of this Agreement.

9. TERMINATION.

9.1 Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent of the parties authorized by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of each of SELLER and BUYER.

9.2 Termination by SELLER. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of SELLER:

(a) in the event of a material breach by BUYER of this Agreement that is not cured within thirty (30) days after receipt of notice of such breach from SELLER; or

(b) in the event any of the conditions precedent specified in Section 5.1 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by SELLER; or

(c) in the event any regulatory approval for the consummation of the Acquisition is denied by the applicable regulatory authority or in the event that at any time prior to the Closing Date it shall become reasonably certain to SELLER, with the advice of counsel, that a regulatory approval required for consummation of the Acquisition will not be obtained within the time reasonably necessary to permit the Closing to take place by the Termination Date (hereinafter defined); or

(d) on or after June 30, 2012 or such later date as the parties may mutually agree (the “Termination Date”) if the Closing has not then occurred unless the failure to consummate by such date is due to a breach of this Agreement by SELLER;

(e) at the option of SELLER in the event that BUYER enters into an agreement or agreements, or intends to enter into an agreement or agreements, providing for the merger, acquisition, or sale of substantially all of the assets of BUYER or its parent company such as would require prior regulatory approval under the Change in Bank Control Act, as amended, or the Bank Holding Company Act of 1956, as amended, or similar law or regulation.

(f) at the option of SELLER in the event that there is a material adverse change in the financial condition or results of operation of BUYER, or pending or threatened litigation or claims with respect to the transactions contemplated by this Agreement which, in the opinion of SELLER, may hinder or delay past the Termination Date the ability of the parties to consummate the transactions contemplated by this Agreement;

(g) at the option of SELLER in the event that a material consent to the transactions contemplated by this Agreement from a third party cannot be obtained; provided, however, and notwithstanding anything in this Agreement to the contrary, in the event that SELLER is able to directly or indirectly provide to BUYER at no extra cost to BUYER and at a reasonable cost to SELLER substantially the same benefits as would have been provided to BUYER if such material consent were obtained, than BUYER’s right to terminate the Agreement hereunder shall be null and void; or

(h) at the option of SELLER in the event that consents to the transactions contemplated by this Agreement from such third parties as SELLER may reasonably deem necessary or appropriate are not available prior to the Closing Date without substantial additional cost or expense to SELLER, or in the event that releases of SELLER by such third parties as

SELLER may reasonably deem necessary or appropriate are not available prior to the Termination Date without substantial additional cost or expense to SELLER.

9.3 Termination by BUYER. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of BUYER:

(a) in the event of a material breach by SELLER of this Agreement that is not cured within thirty (30) days after receipt of notice of such breach from SELLER; or

(b) in the event any of the conditions precedent specified in Section 5.2 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by BUYER; or in the event any regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority or in the event that at any time prior to the Termination Date it shall become reasonably certain to BUYER, with the advice of counsel, that a regulatory approval required for consummation of the Acquisition will not be obtained;

(c) on or after the Termination Date if the Closing has not then occurred unless the failure to consummate by such time is due to a breach of this Agreement by BUYER;

(d) in the event any of the conditions precedent specified in Section 5.1 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by BUYER;

(e) at the option of BUYER in the event that a material consent to the transactions contemplated by this Agreement from a third party cannot be obtained; provided, however, and notwithstanding anything in this Agreement to the contrary, in the event that SELLER is able to directly or indirectly provide to BUYER at no extra cost to BUYER substantially the same benefits as would have been provided to BUYER if such material consent were obtained, than BUYER’s right to terminate the Agreement hereunder shall be null and void; or

(f) in the event any regulatory approval for the consummation of the Acquisition is denied by the applicable regulatory authority or in the event that at any time prior to the Closing Date it shall become reasonably certain to BUYER, with the advice of counsel, that a regulatory approval required for consummation of the Acquisition will not be obtained within the time reasonably necessary to permit the Closing to take place by the Termination Date (hereinafter defined).

9.4 Effect of Termination. The termination of this Agreement pursuant to Sections 9.2 or 9.3 of this Article 9 shall not release any party hereto from any liability or obligation to the other party hereto arising from (i) a breach of any provision of this Agreement occurring prior to the termination hereof or (ii) the failure of timely satisfaction of conditions precedent to the obligations of a party to the extent that such failure of timely satisfaction is attributable to the actions or inactions of such party.

10. MISCELLANEOUS PROVISIONS.

10.1 Expenses. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expenses, whether or not the transactions contemplated hereby are consummated.

10.2 Certificates. All statements contained in any certificate (“Certificate”) delivered by or on behalf of SELLER or BUYER pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the Certificate hereunder. Each such Certificate shall be executed on behalf of the party delivering the Certificate by duly authorized officers of such party.

10.3 Termination of Representations and Warranties. The respective representations and warranties of SELLER and BUYER contained or referred to in this Agreement or in any Certificate, schedule, or other instrument delivered or to be delivered pursuant to this Agreement shall terminate at the Closing, except for:

(a) those representations and warranties contained in any warranty deeds delivered by SELLER to BUYER at the Closing;

(b) those representations and warranties contained in any bill of sale relating to the Assets delivered by SELLER to BUYER at Closing;

(c) those representations and warranties contained in any instrument of assumption or in any Certificate in the forms of Schedule I and Schedule N, respectively, attached hereto and delivered by BUYER to SELLER at the Closing;

(d) those representations and warranties contained in any Certificate in the form of Schedule K attached hereto, delivered by SELLER to BUYER at the Closing; and

(e) those representations and warranties of SELLER contained in Section 3.1(o) of this Agreement.

10.4 Waivers. Each party hereto, by written instrument signed by duly authorized officers of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instrument:

(a) any inaccuracies in the representations or warranties of the other party contained or referred to in this Agreement or in any document delivered pursuant hereto;

(b) compliance with any of the covenants or agreements of the other party contained in this Agreement;

(c) the performance (including performance to the satisfaction of a party or its counsel) by the other party of such of its obligations set out herein; and

(d) satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement.

10.5 Notices. All notices and other communications hereunder may be made by hand-delivery, by confirmed telefacsimile or by nationally recognized overnight courier service providing proof of delivery and notice shall be deemed to have been given when received; provided, however, if notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded, prepaid, to such a nationally recognized overnight courier service for overnight delivery.

If to SELLER:	Park National Corporation
Attention: John Kozak, Chief Financial Officer
50 North 3rd Street
Newark, Ohio 43055
Fax: 740-349-3709

With a copy to:	Vorys, Sater, Seymour and Pease LLP
Attention: Elizabeth Farrar 52 East Gay Street

Columbus, Ohio 43215 Fax: 614-719-4708

If to BUYER:	Centennial Bank
Attn: Randy Mayor
719 Harkrider Street, Suite 100
Conway, AR 72032
Fax: 501-328-4679

With a copy to:	Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. Attn: C. Douglas Buford, Jr. 425 W. Capitol Ave., Suite 1800
Little Rock, AR 72201 Fax: 501-918-7866

or such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.

10.6 Parties in Interest; Assignment; Amendment. The rights and obligations of each individual banking association which is a party hereto shall be exclusively and individually binding upon, and shall inure exclusively and individually to the benefit of, that banking association and its respective permitted successors and assigns. Representations, warranties, and covenants of SELLER contained herein shall be deemed made by PARK and the appropriate respective banking association which is the owner of the respective asset or obligor of the respective liability related thereto and shall not be deemed made by or on behalf of any banking association for any other banking association. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person who is not a party hereto (or a permitted successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned by BUYER by action of law or otherwise, and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective permitted successors and assigns.

10.7 Headings. The headings, table of contents, and index to defined terms (if any) used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.8 Terminology. The specific terms of art that are defined in various provisions of this Agreement shall apply throughout this Agreement (including without limitation each schedule hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including such schedule):

(a) The term “business day” shall mean any day other than a Saturday, Sunday, or a day on which either SELLER or BUYER is closed in accordance with applicable law or regulation. Any action, notice, or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a business day may be taken, given, or exercised, and shall not lapse, until the next business day following.

(b) The term “affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

(c) The term “Permitted Exceptions” shall mean, with respect to the Owned Real Estate and the Leased Real Estate, (i) those standard exceptions appearing as Schedule B items in a standard ALTA owners or leasehold title insurance policy; (ii) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; (iii) such other exceptions as are approved by BUYER in writing.

(d) The term “person” shall mean any individual, corporation partnership, limited liability company, association, trust, or other entity, whether business, personal, or otherwise.

(e) Unless expressly indicated otherwise in a particular context, the terms “herein,” “hereunder,” “hereto,” “hereof,” and similar references refer to this Agreement in its entirety and not to specific articles, sections, schedules, or subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated articles, sections, and subsections refer to designated portions of this Agreement (but do not refer to portions of any schedule unless such Schedule is specifically referenced) and do not refer to any other document.

(f) The term “subsidiary” shall mean a corporation, partnership, limited liability company, joint venture, or other business organization more than 50% of the voting securities or interests in which are beneficially owned or controlled by the indicated parent of such entity.

(g) “Environmental Claim” means any written allegation, notice of violation, claim, demand, or order or direction by any governmental authority, agency, court, or any person for personal injury or death, property damage, damage to the environment, pollution, contamination, or other adverse effects on the environment, or for fines, penalties, or restrictions, resulting from or based upon (i) the existence or release, or continuation of any release (including, without limitation, accidental or non-accidental leaks or spills) of, or exposure to, any Hazardous Substances, chemical, material, pollutant, contaminant, or other release or emission in, into or onto the environment (including, without limitation, the air, ground, water or any surface) in violation of law at, in, by, from, or related to VISION or the Assets, (ii) the environmental aspects of the use, generation, transportation, storage, treatment, recycling, or disposal of Hazardous Substances in connection with, or originating from, the operation of VISION or the Assets, or (iii) the violation, or written alleged violation, of any statute, ordinance, order, rule, regulation, permit, or license of or from any governmental authority, agency, or court relating to environmental matters connected with VISION or the Assets.

(h) “Hazardous Substances” means those substances which are regulated by or form the basis of liability under any federal, state, or local environmental, health, or safety statute, ordinance, order, rule, regulation, permit, or license, including, without limitation, solvents, petroleum products, polychlorinated biphenyls, asbestos, and radioactive substances, or any other substance which constitutes a known health, safety, or environmental hazard to the person or property.

10.9 Flexible Structure. References in this Agreement to federal or state laws or regulations, jurisdictions, or chartering or regulatory authorities shall be interpreted broadly to allow maximum flexibility in consummating the transactions contemplated hereby in light of changing business, economic, and regulatory conditions. Without limiting the foregoing, in the event SELLER and BUYER agree in writing to alter the legal structure of the Acquisition contemplated by this Agreement references in this Agreement to such laws, regulations, jurisdictions, and authorities shall be deemed to be altered to reflect the laws, regulations, jurisdictions, and authorities that are applicable in light of such change.

10.10 Press Releases. SELLER or BUYER, as the case may be, shall approve, in writing prior to issuance, the form and substance of any press release or other public disclosure relating to any matters relating to this Agreement issued by the other. Nothing contained herein shall restrict or prohibit BUYER or SELLER from issuance of press releases or public disclosures which, based on the advice of counsel, are required by applicable law or regulation and limited to information necessary for compliance with same.

10.11 Entire Agreement. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. All schedules, exhibits, and appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.

10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida and the laws of the United States, as well as regulations issued by relevant agencies thereof.

10.13 Counterparts. This Agreement may be executed in several counter-parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.14 Tax Matters. BUYER and SELLER agree that they will file applicable tax returns and other related schedules and documents related to their respective interests based on the allocations in this Agreement. The Purchase Price (and all other capitalized costs) and liabilities assumed by BUYER pursuant to this Agreement shall be allocated on an allocation schedule to be agreed upon by SELLER and BUYER within 30 days after the issuance of an agreed upon Final Closing Statement. This allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Department regulations promulgated thereunder. BUYER and

SELLER shall cooperate to comply with all substantive and procedural requirements of Section 1060 and any Treasury Department regulations thereunder, and the allocation shall be adjusted if and to the extent necessary to comply with the requirements of Section 1060. BUYER and SELLER shall properly report, execute, act, and timely file all federal, state and local tax returns (including, without limitation, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither BUYER nor SELLER shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

10.15 Good Faith Deposit. BUYER and SELLER acknowledge the deposit by BUYER of the sum of $3,000,000 with SELLER upon the execution of this Agreement (the “Deposit” herein). BUYER agrees that SELLER may retain the Deposit (i) in the event that BUYER fails to consummate the transactions contemplated herein by the date set forth in Section 9.2(d) herein through no material fault of SELLER, (ii) in the event that SELLER elects to terminate the transactions contemplated by this Agreement pursuant to the provisions of Section 9.2(a), Section 9.2(e) or Section 9.2(f) herein, (iii) in the event that SELLER elects to terminate the transactions contemplated by this Agreement due to the fact that one or more of the conditions precedent to Closing specified in Section 5.1(a), Section 5.1(b), Section 5.1(c) or Section 5.1(d) have not been satisfied or (iv) in the event that SELLER elects to terminate the transactions contemplated by this Agreement due to the fact that BUYER has not delivered to SELLER by the Closing the certificate substantially in the form of Schedule I to this Agreement or the opinion substantially in the form of Schedule J to this Agreement; provided, however, that in the event that BUYER terminates the transactions contemplated herein pursuant to a failure of the any of the conditions specified in Section 5.2 of this Agreement, SELLER shall not be entitled to retain the Deposit and SELLER shall refund the Deposit to BUYER within five (5) business days of such termination. Any such retention shall not be deemed to constitute liquidated damages or a waiver by SELLER of any rights in law or in equity arising out of a breach by BUYER of the terms and conditions of this Agreement. Subject to the foregoing, the Deposit shall be credited to the account of BUYER upon the Closing of the transactions contemplated hereunder in accordance with the terms hereof.

10.16 Interim Transactions. SELLER represents and warrants that it has not and, subsequent to execution of this Agreement and prior to the Closing will not, enter into any contract, agreement, or understanding providing for the sale, transfer, or assignment to any third party of any assets or liabilities which are the subject of this Agreement without the prior written consent of BUYER which may be withheld at its sole discretion.

10.17 Partial Invalidity. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remaining terms, provisions, covenants and conditions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

10.18 Time of Essence. Time is of the essence of this Agreement and all of the terms, provisions, covenants and conditions hereof.

10.19 No Third Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by, Seller and Buyer and their respective successors and permitted assigns, and is not for the benefit of, and may not be enforced by, any third party.

10.20 Attorneys’ Fees. If any action is brought by any party thereto concerning a breach of any of the provision of this Agreement, the prevailing party shall be entitled to recover from the other party the reasonable attorneys’ fees and expenses of the prevailing party incurred in connection therewith.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

ATTEST:	CENTENNIAL BANK

/s/ BOB BIRCH	By:	/s/ C. RANDALL SIMS
	Name:	C. Randall Sims
	Its:	President & CEO

ATTEST:	HOME BANCSHARES, INC.

/s/ BOB BIRCH	By:	/s/ C. RANDALL SIMS
	Name:	C. Randall Sims
	Its:	President & CEO

ATTEST:	VISION BANK

/s/ NANCY MCCOY	By:	/s/ JOEY W. GINN
	Name:	Joey W. Ginn
	Its:	Chairman & CEO

ATTEST:	PARK NATIONAL CORPORATION

/s/ BRENDA L. KUTAN	By:	/s/ C. DANIEL DELAWDER
	Name:	C. Daniel DeLawder
	Its:	Chairman and Chief Executive Officer

SCHEDULES

TO

PURCHASE AND ASSUMPTION AGREEMENT

Disclosure Schedule 3.1(k)* – Third Party Claims

Disclosure Schedule 3.1(p)* – Presence of Hazardous Substances

Schedule A* – Description of Owned Real Estate

Schedule B* – Description of Leased Real Estate and Third Party Lease

Schedule C* – Furniture, Fixtures and Equipment

Schedule D* – Assumed Contracts and Other Assets

Schedule E* – List of Leases, Safekeeping Items and Agreements

Schedule F* – Form of Assignment and Assumption of Lease and Estoppel Certificate

Schedule G* – Purchased Loans

Schedule H* – Deposit Accounts

Schedule I* – Form of Certification of BUYER

Schedule J* – Form of Opinion of Counsel for BUYER

Schedule K* – Form of Certification of SELLER

Schedule L* – Form of Opinion of Counsel for SELLER

Schedule M* – Form of Assignment of Purchased Loans, Notes, Agreements and Pledge

Schedule N* – Form of Instrument of Assumption

Schedule O* – Form of Assignment, Transfer and Appointment of Successor Custodian for IRAs

Schedule P* – Form of Preliminary Closing Statement

Schedule Q* – Form of Final Closing Statement

Schedule R* – Listing of Employees of Offices

Schedule S – Put Provisions for Purchased Loans

*	Omitted from this Exhibit 2.1 pursuant to Item 601(b)(2) of Regulation S-K. Home BancShares hereby undertakes to furnish supplementally a copy of such schedule upon request by the SEC.

SCHEDULE S

PUT PROVISION FOR PURCHASED LOANS

Each and every of the terms and provisions, including definitions, set forth in the Agreement to which this schedule is attached and incorporated by reference are also incorporated herein by reference. In addition, for purposes of this schedule and the Agreement:

“Net Book Value” shall mean the unpaid principal balance and up to 90 days of accrued interest of any put-back Purchased Loan on the books of BUYER on the Option Exercise Date less prior charge-offs and a 3% valuation allowance.

“Disqualifying Event” shall mean, with respect to any Purchased Loan, any of the following actions taken by BUYER without the written consent of SELLER with respect to such Purchased Loan:

(i)	Any advance of funds in addition to commitments existing at the Closing to any borrower or any obligor on such Purchased Loan; or

(ii)	Any release of collateral, in whole or in part (other than a release of collateral made in connection with the substitution of new collateral of equivalent value or a release of collateral in connection with a reduction by cash payment in the outstanding principal balance of a Purchased Loan, foreclosure, or other change in the collateral position which SELLER held at the Closing Date with respect to such Purchased Loan;

(iii)

Any sale, transfer, pledge, hypothecation, or assignment, in whole or in part, of any right, title, or interest in or to the Purchased Loans (including, without limitation, any interest thereon or any collateral related thereto) to any third party prior to the Option Exercise Date without the express prior written consent of SELLER; provided, however, that the term “Disqualifying Event” shall not include any advance of funds or credit with respect to any Purchased Loan (other than a Protective Advance) as to which there is a commitment by SELLER to provide additional funding to or on behalf of the Borrower if (a) any such advance is made in accordance with prudent banking standards and practices, and (b) all such advances, in the aggregate, do not exceed the original commitment with respect to the Purchased Loan in the case of any Purchased Loan.

“Lien” shall mean, with respect to any Purchased Loan, any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), priority or other security agreement or preferential arrangement of any kind or nature whatsoever with respect to such Purchased Loan (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“First Option Exercise Date” shall mean the first Business Day which is 90 calendar days after the Closing Date, exclusive of the Closing Date.

“Second Option Exercise Date” shall mean the first Business Day which is 180 calendar days after the Closing Date, exclusive of the Closing Date.

“Protective Advance” shall mean any advance of funds or credit with respect to any Purchased Loan which (a) is made in accordance with prudent banking standards and practices, (b) is used to remove an actual or potential Lien on the collateral, if any, securing such Purchased Loan including, without limitation, a Lien for taxes due but not yet paid, or for the payment of premiums on insurance obtained in respect of any such collateral, including, without limitation, title insurance, public liability insurance, and fire insurance, and (c) does not exceed, together with all other advances made by BUYER in respect of such Purchased Loan, the greater of (i) ten percent (10%) of the outstanding principal balance of such Purchased Loan as of the Closing Date, and (ii) ten percent (10%) of the value (based upon the most recent existing appraisal report) of the collateral securing such Purchased Loan less the amount of any indebtedness secured by a prior Lien on such collateral.

“Repurchase Price” shall mean the Net Book Value of the applicable put-back Purchased Loan on the applicable Option Exercise Date.

Put Option for Purchased Loans

Putback of Purchased Loans:

(a) BUYER’ s right to put Purchased Loans back to SELLER shall total no more than $7,500,000 of Purchased Loans in the aggregate. The put may be exercised in whole or in part by BUYER on the First Option Exercise Date and/or on the Second Option Exercise Date but in no event, and notwithstanding anything in this Agreement to the contrary, shall the total amount of put-back Purchased Loans exceed $7,500,000. BUYER shall exercise the put option by providing SELLER a preliminary notice of the Purchased Loans that it wishes to put-back to SELLER no later than five (5) calendar days before the applicable Option Exercise Date. After the expiration of the Second Option Exercise Date, BUYER’s right to put-back Purchased Loans to SELLER shall terminate. BUYER shall have the right to put back all or part of a Purchased Loan if necessary to utilize the entire $7,500,000.

(b) BUYER’s notices of put-back shall specify the Purchased Loans being put-back. The notices also shall identify any liabilities associated with such Purchased Loans which were assumed by BUYER under this Agreement, and shall state the Repurchase Price of the Purchased Loans put-back (specifying the calculation thereof), all in form and substance reasonably satisfactory to SELLER. Such Repurchase Price shall be determined as of the applicable Option Exercise Date for each such Purchased Loan. BUYER shall prepare and deliver to SELLER all required instruments of transfer and reconveyance of the Purchased Loans and any collateral (in form and substance reasonably satisfactory to SELLER) and the documents and instruments evidencing such Purchased Loans and all Records relating thereto, and BUYER shall take such other actions as shall be necessary to transfer such Purchased Loans and any related liabilities and collateral from BUYER to SELLER.

(c) On the applicable Option Exercise Date, BUYER shall transfer such put-back Purchased Loans and any related liabilities to SELLER and SELLER shall pay to the BUYER an amount equal to the Repurchase Price for each such Purchased Loan.

(d) It shall be a condition to BUYER’s right to put back any Purchased Loans hereunder that (i) such Purchased Loans be free and clear of any and all Liens created by, or securing any indebtedness of, BUYER or any of its Affiliates, including, without limitation, any indebtedness of BUYER for liabilities assumed pursuant to this Agreement which are not put back to SELLER, (ii) such Purchased Loans shall have been serviced in accordance with BUYER’s customary and usual banking standards and practices and the terms and conditions of such Purchased Loan until such Purchased Loans are repurchased by SELLER, and (iii) no Disqualifying Event shall have occurred with respect to such Purchased Loans.

(e) BUYER shall indemnify and shall hold harmless SELLER and its subsidiaries and affiliates and its and their respective officers, directors, employees, agents, and contractors, from and against any and all liability, loss, cost, and expense, including attorney fees, arising directly or indirectly in conjunction with any claims, demands, judgments, or defenses which may be asserted by any borrower or other party as a result of management of the Purchased Loans by BUYER following the Closing which are put back to SELLER in conjunction with this Agreement by BUYER or its affiliates or its or their respective officers, employee, contractors, or agents,.

(f) BUYER acknowledges and agrees that the Purchased Loans which are to be put back to SELLER may not be sold, transferred, pledged, hypothecated, or assigned, in whole or in part, to any third party prior to the applicable Option Exercise Date without the express prior written consent of SELLER. In addition, BUYER and SELLER will work together to ensure loan payments received are applied appropriately to loans, whether Purchased Loans or loans retained by SELLER.

LETTERS OF CREDIT INDEMNITY AGREEMENT

This Letters of Credit Indemnity Agreement (the “Agreement”) is made as of             , 201    , by and between Centennial Bank, an Arkansas state-chartered banking association (“BUYER”), having its principal office at 620 Chestnut Street, Conway, Arkansas 72032, and Vision Bank, a Florida state-chartered banking association with its principal office at 2200 Sanford Road, Panama City, Florida 32405 (“SELLER”).

RECITALS

A. BUYER has purchased and assumed from SELLER certain assets and liabilities of SELLER as described in that certain Purchase and Assumption Agreement dated                      by and between SELLER and BUYER (and as amended, the “Purchase Agreement”).

B. In connection therewith, BUYER also purchased and assumed responsibility for certain letters of credit and related reimbursement agreements associated with or related to said assets, including without limitation, those certain letters of credit described in Schedule A attached hereto and incorporated herein by this reference and related reimbursement agreements (collectively, the “SELLER Letters of Credit”).

C. Consistent with the intent of the Purchase Agreement, BUYER agrees to (i) issue its own letters of credit (the “BUYER Letters of Credit”) to the beneficiaries of the Letters of Credit to substitute for the SELLER Letters of Credit and (ii) indemnify SELLER for all liability and damages relating to or arising from the SELLER Letters of Credit during the time they remain outstanding.

NOW, THEREFORE, in consideration of the sale of the SELLER Letters of Credit to BUYER and the covenants and conditions herein contained, the parties agree as follows:

1. Issue. BUYER agrees to use reasonable efforts to issue the BUYER Letters of Credit as substitutes for the SELLER Letters of Credit. In connection with the issue of each of the BUYER Letters of Credit, BUYER will obtain the corresponding original SELLER Letters of Credit from the beneficiary and return them to SELLER. BUYER and SELLER acknowledge that SELLER shall have the right to notify any beneficiary that SELLER will not extend the terms of its particular SELLER Letter of Credit beyond its current expiry date.

2. Reimbursement. BUYER agrees to pay on demand, in U.S. dollars, to SELLER the amount of each draft drawn under or purporting to be drawn under any of the SELLER Letters of Credit and all other amounts that are due and owing to SELLER as the issuer of the SELLER Letter(s) of Credit under the related reimbursement agreement(s) executed by the account party upon whose application the SELLER Letter(s) of Credit was issued.

3. Indemnification. BUYER shall indemnify and defend and shall hold harmless SELLER and its subsidiaries and affiliates and its and their respective officers, directors, employees, agents, and contractors, from and against any and all liability, loss, cost, and expense, including attorney fees, arising directly or indirectly from the SELLER Letters of Credit or this Agreement or in conjunction with any claims, demands, judgments, or defenses which may be asserted by any party in conjunction therewith in connection with any action taken or inaction by BUYER following the Closing.

4. Change, Discharge, Termination, or Waiver. No provision of this Agreement may be changed, discharged, terminated, or waived except in writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought. No failure on the part of SELLER to exercise and no delay by SELLER in exercising any right or remedy under the Purchase Agreement or under the law shall operate as a waiver thereof.

5. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and the laws of the United States, as well as regulations issued by relevant agencies thereof.

6. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

7. Attorneys’ Fees. On demand, BUYER agrees to pay all of SELLER’ s costs and expenses, including attorneys’ fees, which may be incurred in any effort to enforce any term of this Agreement, including all such costs and expenses which may be incurred by SELLER in any legal action, reference, mediation or arbitration proceeding.

8. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, BUYER and SELLER and their respective successors and assigns.

IN WITNESS WHEREOF, SELLER and BUYER have caused this Agreement to be duly executed and delivered as of the date first above written.

VISION BANK
By:
Name:
Its:
CENTENNIAL BANK
By:
Name:
Its:

LIMITED POWER OF ATTORNEY

Know all by these presents that Vision Bank, a Florida state chartered banking association (“SELLER”), does hereby irrevocably make, constitute and Centennial Bank (“BUYER”), or any authorized officer of BUYER, as the true and lawful attorney-in-fact for SELLER with the right for and in the name, place and stead of SELLER, to create prepare, complete, execute, deliver, endorse or file, in the name and on behalf of SELLER, documents and assignments in the forms attached hereto as Exhibits A-C, and as the same may be modified checks or completed by information identifying the respective borrower, loan, or collateral, or by similar information required in order to effect fully a transfer of the Purchased Loans, including collateral thereon or any payments thereunder, by SELLER to BUYER as defined by, and in accordance with, that certain Purchase and Assumption Agreement dated                     , and as amended, by and between SELLER and BUYER.

This Power of Attorney expires                     , 201    .

IN WITNESS WHEREOF, SELLER has caused this instrument to be executed this              day of     , 201    .

VISION BANK
By:
Name:
Its:

ACKNOWLEDGMENT

STATE OF                                 )

                                                     ) ss

COUNTY OF                             )

The foregoing instrument was acknowledged before me this              day of                     , 201    , by                     , the             of Centennial Bank, a                     state chartered banking association, on behalf of said association.

Notary Public
My Commission Expires